Exhibit 10.10

CONFIDENTIAL TREATMENT REQUESTED -- CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

LETTER OF CREDIT FACILITY AGREEMENT

dated as of April 12, 2010

among

SUNPOWER CORPORATION,

the SUBSIDIARY GUARANTORS,

the SUBSIDIARY APPLICANTS parties hereto from time to time,

the BANKS parties hereto from time to time,

BANK OF AMERICA, N.A.,
as Syndication Agent,

and

DEUTSCHE BANK AG NEW YORK BRANCH,
as Issuing Bank and as Administrative Agent

__________________________________________

DEUTSCHE BANK SECURITIES INC.,
as Sole Bookrunner and Arranger

i

4.04	Enforceability	40
4.05	Litigation	40
4.06	Financials	41
4.07	Properties	41
4.08	Accuracy of Information	41
4.09	Margin Stock	41
4.10	Compliance with Laws and Agreements	41
4.11	Compliance with Certain Acts	41
4.12	Investment Company Act	42
4.13	Solvency	42
4.14	No Immunity	42
4.15	Taxes	42
4.16	No Default	42
4.17	Subsidiaries	42
4.18	Disclosure	42
4.19	ERISA	42
4.20	Security Interests and Liens	42
4.21	Pari Passu Ranking	43
4.22	Burdensome Agreements	43
ARTICLE V	AFFIRMATIVE COVENANTS	43
5.01	Information	43
5.02	Existence	44
5.03	Payment of Obligations	45
5.04	Compliance with Laws	45
5.05	Inspection of Property, Books and Records	45
5.06	Maintenance of Property; Insurance	45
5.07	Collateral Account	45
5.08	Further Assurances	46
5.09	Annual Budget	46
ARTICLE VI	NEGATIVE COVENANTS	46
6.01	Indebtedness	46
6.02	Certain Financial Covenants; Termination of Existing Credit Facilities	48
6.03	Liens	49
6.04	Pari Passu Ranking	49
6.05	Consolidation, Merger and Sale of Assets	49

6.06	Hedge Agreements	49
6.07	Fiscal Year; Fiscal Quarters	49
6.08	Margin Stock	49
6.09	Transactions with Affiliates	50
6.10	Conduct of Business	50
6.11	Collateral Coverage	50
6.12	Events Relating to Section 2.18 Payments	50
6.13	Restricted Payments	50
6.14	Limitation on Investments, Loans and Advances	50
ARTICLE VII	EVENTS OF DEFAULT	51
7.01	Events of Default and Their Effect	51
7.02	Actions in Respect of the Letters of Credit upon Default	54
ARTICLE VIII	THE ADMINISTRATIVE AGENT	54
8.01	Authorization and Action	54
8.02	Administrative Agent's Reliance, Etc	54
8.03	The Administrative Agent and Affiliates	55
8.04	Bank Credit Decision	55
8.05	Indemnification	55
8.06	Sub-Agents	56
8.07	Successor Administrative Agent	56
8.08	Syndication Agent	57
ARTICLE IX	MISCELLANEOUS	57
9.01	Amendments, Etc	57
9.02	Notices, Etc	57
9.03	No Waiver; Remedies	58
9.04	Costs and Expenses	58
9.05	Right of Set-off; Control Arrangements	59
9.06	Binding Effect	60
9.07	Assignments and Participations	60
9.08	Execution in Counterparts	62
9.09	Severability	62
9.10	Confidentiality	62
9.11	Disclosure of Information	62
9.12	Patriot Act	63
9.13	Waiver of Immunity	63

9.14	Jurisdiction, Etc	63
9.15	Governing Law	63
9.16	WAIVER OF JURY TRIAL	63

SCHEDULES AND EXHIBITS

Schedule I	Banks, Pro Rata Shares, and Commitment Amounts
Schedule II	Subsidiary Account Parties
Schedule III	Subsidiary Applicants
Schedule IV	Existing Indebtedness
Schedule V	Existing Liens
Schedule VI	Existing Loans, Advances, and Investments

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of LOC Request
Exhibit C	Form of Opinion of Counsel to the Credit Parties
Exhibit D	Form of Adherence Agreement
Exhibit E	Form of Cash Collateral Agreement
Exhibit F	Form of Commitment Increase Request
Exhibit G	Form of Security Agreement
Exhibit H	Form of Issuing Bank Joinder Agreement

LETTER OF CREDIT FACILITY AGREEMENT

This LETTER OF CREDIT FACILITY AGREEMENT (this "Agreement") dated as of April 12, 2010 is made by and among SunPower Corporation, a Delaware corporation (the "Company"), the Subsidiary Guarantors, the Subsidiary Applicants parties hereto from time to time, the financial institutions parties hereto from time to time (the "Banks"), and Deutsche Bank AG New York Branch, as Issuing Bank and as Administrative Agent.

The Company has requested that the Issuing Bank and the other Banks provide a letter of credit facility to the Company and the other Applicants, and the Issuing Bank and the other Banks are willing to do so on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.01           Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

"Adherence Agreement" means an agreement substantially in the form of Exhibit D among a Subsidiary, the Company, the Administrative Agent, the Issuing Bank, and all of the Banks, pursuant to which such Subsidiary becomes a Subsidiary Applicant hereunder.

"Administrative Agent" means DB in its capacity as administrative agent for the Banks hereunder and its successors in such capacity as provided hereunder.

"Affected Bank" means any Bank other than the Issuing Bank that has made, or notified the Company that an event or circumstance has occurred that may give rise to, a demand for compensation under Section 2.06(a) or (b) or Section 2.08 (but only so long as the event or circumstance giving rise to such demand or notice is continuing).

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Agreement" means this Letter of Credit Facility Agreement.

"Alternate Currency" means any currency (other than dollars) that is freely tradable and exchangeable into dollars in the London market and approved in writing as an Alternate Currency by the Company, the Administrative Agent, and the Issuing Bank, in their sole discretion.

"Alternate Currency Exposure" means, at any time, the Dollar Equivalent of the sum (without duplication) at such time of (a) the aggregate outstanding amount of all Alternate Currency LOC Disbursements, (b) the aggregate Available Amounts of all Alternate Currency LOCs, and (c) the aggregate Available Amounts of all Alternate Currency LOCs that have been requested by the Applicants to be issued hereunder but have not yet been so issued.

"Alternate Currency LOC" means an LOC denominated in an Alternate Currency.

"Applicant" means each of the Company and each Subsidiary Applicant.

"Assignment and Assumption" means an assignment and assumption entered into by a Bank and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

"Available Amount" means, at any time with respect to any LOC, the maximum amount available to be drawn under such LOC under any circumstance at such time or thereafter, giving effect to any scheduled increases in accordance with the terms of such LOC, including any amount that has been the subject of a drawing by the applicable Beneficiary prior to the expiration or termination of such LOC but has not yet been paid or refused by the Issuing Bank.

"Bankruptcy Law" means Title 11, U.S. Code, as amended from time to time, and any successor statute or statutes, or any similar foreign, federal, or state law for the relief of debtors.

"Banks" means the Persons (whether one or more) listed on Schedule I and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  For the avoidance of doubt, references herein to Banks shall include the Issuing Bank unless otherwise specified.

"Base Rate" means a fluctuating interest rate per annum equal at any time to the higher of (a) the sum of the Federal Funds Rate plus 0.5% or (b) the prime lending rate most recently announced by DB (or any U.S. Affiliate of DB if no such rate is announced by DB) as its prime lending rate, which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Each change in DB's prime rate shall be effective from and including the date such change is publicly announced as being effective.

"Beneficiary" means, at any time, any beneficiary of any LOC, including any second or substitute beneficiary or transferee under a transferable LOC and any successor of a beneficiary by operation of law.

"Business Day" means a day of the year on which banks are not required or authorized by law to close in New York, New York.

"Calculation Date" means (a) each date on which an Alternate Currency LOC is issued or is increased, renewed, or extended by amendment and (b) the first Business Day of each calendar month.

"Cash Collateral Agreement" means the Cash Collateral Account, Security, Pledge and Assignment Agreement and Control Agreement, substantially in the form of Exhibit E, among the Company, the Administrative Agent, and DB.

"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Change in Control" means (a) if the Company is a publicly held Person, that (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Stock of the Company (or other securities convertible into or exchangeable for such Voting Stock) representing forty percent (40%) or more of the combined voting power of all Voting Stock of the Company (on a fully diluted basis), (ii) during any period of up to twenty-four (24) consecutive months, commencing on or after the date of this Agreement, a majority of the members of the board of directors of the Company shall not be Continuing Directors, or (iii) any Person or two or more Persons acting in concert shall have acquired, by contract or otherwise, or shall have entered into a contract or arrangement that upon consummation will result in its or their acquisition of power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company; and (b) if the Company is not a publicly held Person, (i) a sale (whether of stock or other assets), merger or other transaction or series of related transactions involving the Company, as a result of which those Persons who held 100% of the Voting Stock of the Company immediately prior to such transaction do not hold (either directly or indirectly) more than fifty percent (50%) of the Voting Stock of the Company (or the surviving or resulting entity thereof) after giving effect to such transaction, or (ii) the sale of all or substantially all of the assets of the Company in a transaction or series of related transactions.

"Change in Law" means (a) the adoption of any treaty, international agreement, law, rule, or regulation after the date of this Agreement, (b) any change in any treaty, international agreement, law, rule, or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (c) compliance by the Administrative Agent or any Bank (or, for purposes of Section 2.06(b), by any Lending Office of such Bank or by the corporation controlling such Bank or the Issuing Bank, if any) with any request, guideline, or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

"Closing Date" means the first date on which the conditions set forth in Article III shall have been satisfied (or waived in accordance with Section 9.01).

"Collateral" means all property in which a security interest has been granted or is purported to have been granted to the Administrative Agent for the benefit of the Banks under any Loan Document.

"Collateral Account" means one or more accounts established by the Company at DB, pursuant to the Cash Collateral Agreement, and any and all subaccounts thereof, segregated accounts thereunder, and successor, replacement, or substitute accounts therefor maintained by DB for the Company.

"Collateral Documents" means all security agreements, financing statements, assignments, control agreements, and other collateral documents, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent acting on behalf of the Secured Parties may reasonably request from time to time for the purpose of granting to, maintaining or perfecting in favor of, the Administrative Agent for the benefit of the Secured Parties, first priority and exclusive security interests in the Collateral.

"Commitment" means, with respect to any Bank, the commitment of such Bank to issue (in the case of the Issuing Bank) or participate in LOCs hereunder in an amount equal to its Commitment Amount.

"Commitment Amount" means, with respect to any Bank at any time, the amount set forth opposite such Bank's name on Schedule I under the caption "Commitment Amount", or, if such Bank has entered into one or more Assignment and Assumptions, the amount set forth for such Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Bank's "Commitment Amount", as such amount may be reduced or increased at or prior to such time pursuant to Section 2.04.  The initial aggregate Commitment Amounts are $350,000,000.

"Commitment Fee" means, as to any Bank, an unused commitment fee, which shall accrue during the period from and including the Closing Date to but excluding the date on which such Commitment terminates at the rate of 20 basis points (0.20%) per annum on the daily unused Commitment Amount of such Bank.

"Company" means SunPower Corporation, a Delaware corporation.

"Confidential Information" means all information that the Company or any Affiliate thereof furnishes to the Administrative Agent or any Bank that is clearly identified at the time of delivery as confidential, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by the Administrative Agent or any Bank of its obligations hereunder or that is or becomes available to the Administrative Agent or such Bank from a source other than the Company or an Affiliate thereof that is not, to the best of the Administrative Agent's or such Bank's knowledge, acting in violation of a confidentiality agreement with the Company or any Affiliate thereof.

"Continuing Director" means, for any period, an individual who is a member of the board of directors of the Company on the first day of such period or whose election to the board of directors of the Company is recommended by a majority of the other Continuing Directors prior to such election.

"Constituent Documents" means, with respect to any entity, its constituent, governing, or organizational documents, including (a) in the case of a limited partnership, its certificate of limited partnership and its limited partnership agreement, (b) in the case of a limited liability company, its certificate of formation or organization and its operating agreement or limited liability company agreement, as applicable, and (c) in the case of a corporation, its articles or certificate of incorporation and its by-laws and any shareholders agreement, as applicable.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto.

"Credit Exposure" means, at any time, the Dollar Equivalent of the sum (without duplication) at such time of (a) the aggregate outstanding amount of all LOC Disbursements, (b) the aggregate Available Amounts of all LOCs, and (c) the aggregate Available Amounts of all LOCs that have been requested by the Applicants to be issued hereunder but have not yet been so issued.

"Credit Parties" means, collectively, the Applicants and the Guarantors.

"DB" means Deutsche Bank AG New York Branch.

"DBSI" means Deutsche Bank Securities Inc..

"Default" means any Event of Default or any event or condition that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

"Defaulting Bank" means any Bank, as determined by the Administrative Agent, that has (a) failed to fund any portion of its participations in any LOC within three (3) Business Days of the date required to be funded by it hereunder, (b) notified the Company, any other Applicant, the Administrative Agent, the Issuing Bank, or any other Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund participations in then outstanding LOCs, (d) otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

"Dollar Equivalent" means, on any date of determination, (a) with respect to any amount in dollars, such amount, and (b) with respect to any amount in an Alternate Currency, the equivalent in dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05(b) using the Exchange Rate with respect to such Alternate Currency at the time in effect under the provisions of such Section.

"dollars" or "$" refers to lawful money of the United States of America.

"EBITDA" means, for any period, the total of the following calculated for Company and its Subsidiaries without duplication on a consolidated basis in accordance with GAAP consistently applied for such period:  (a) consolidated net income from operations; plus (b) any deduction for (or less any gain from) income or franchise taxes included in determining such consolidated net income; plus (c) interest expense deducted in determining such consolidated net income; plus (d) amortization and depreciation expense deducted in determining such consolidated net income; plus (e) any non-recurring and non-cash charges resulting from application of GAAP that requires a charge against earnings for the impairment of goodwill to the extent deducted in determining such consolidated net income and not added back pursuant to another clause of this definition; plus (f) any non-cash expenses that arose in connection with the grant of stock options to officers, directors and employees of the Company and its Subsidiaries and were deducted in determining such consolidated net income; plus (g) non-cash restructuring charges; plus (h) non-cash charges related to mark-to-market valuation adjustments as may be required by GAAP from time to time; plus (i) non-cash charges arising from changes in GAAP occurring after the date hereof; less (j) any extraordinary gains and non-cash items of income.  As used in this definition, "non-cash charge" shall mean a charge in respect of which no cash is paid during the applicable period (whether or not cash is paid with respect to such charge in a subsequent period) and "non-cash item of income" shall mean an item of income in respect of which no cash is received during the applicable period (whether or not cash is received with respect to such item of income in a subsequent period).

"Eligible Assignee" means (a) a Bank, (b) an Affiliate of a Bank, or (c) a commercial bank, a savings bank, or other financial institution that is approved by the Administrative Agent, the Issuing Bank, and, so long as there then exists no Event of Default, the Company (such approvals not to be unreasonably withheld); provided that neither the Company nor any Affiliate thereof shall qualify as an Eligible Assignee.

"Equity Interests" means shares of capital stock, general or limited partnership interests, membership interests in a limited liability company, beneficial interests in a trust, or other equity ownership interests in a Person, and any warrants, options, or other rights entitling the holder thereof to purchase or acquire any such equity interest.

"ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute or statutes.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with any Applicant, is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

"ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Internal Revenue Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Applicant or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Applicant or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Applicant or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Applicant or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Applicant or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

"Event of Default" has the meaning specified in Section 7.01.

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended from time to time, and any successor statute or statutes.

"Exchange Rate" means on any day, with respect to any Alternate Currency, the rate at which such Alternate Currency may be exchanged into dollars, as set forth at approximately 11:00 a.m. (New York City time) on such day on the MSN Money website (http://moneycentral.msn.com/investor/market/exchangerates.aspx).  In the event that such rate does not appear on such website, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon in writing by the Administrative Agent and the Company, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its Alternate Currency exchange operations in respect of such Alternate Currency are then being conducted, at or about 11:00 a.m., local time, on such date for the purchase of dollars for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

"Existing Credit Agreement" means the Amended and Restated Credit Agreement, dated as of March 20, 2009, between the Company and Wells Fargo Bank, National Association, as amended, supplemented, or otherwise modified from time to time.

"Existing Facility" means the credit facility established pursuant to the Existing Credit Agreement.

"Facility" means the letter of credit facility established pursuant to this Agreement.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by it.

"Financial Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than amounts excluded from the restriction on Indebtedness pursuant to Section 6.01(g)), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than up to $25,000,000 in the aggregate of obligations arising under agreements with Jabil Circuit, Inc. relating to sales by the Company or any of its Subsidiaries to Jabil Circuit, Inc. of used equipment and other than amounts excluded from the restriction on Indebtedness pursuant to Section 6.01(n)), (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business as conducted from time to time and current intercompany liabilities maturing within 365 days of the incurrence thereof), (f) all guarantees by such Person of Financial Indebtedness of others (including, for the avoidance of doubt, any Indebtedness described in Section 6.01(o)), and (g) all Capital Lease Obligations of such Person; provided that  "Financial Indebtedness" of such Person shall exclude non-recourse indebtedness, other than non-recourse indebtedness with a primary purpose of financing the operations of such Person.

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision of any thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as reasonably determined by the Company in good faith.  The term "Guarantee" used as a verb has the corresponding meaning.

"Guaranteed Obligations" means, as to each Guarantor, all Obligations (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of each other Applicant (if such Guarantor is an Applicant) or of all the Applicants (if such Guarantor is not an Applicant).

"Guarantor" means each Subsidiary Guarantor and the Company.

"Hedge Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a Hedge Agreement.  For purposes of determining the amount of Indebtedness of any Person, the "principal amount" of the obligations of such Person in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedge Agreement were terminated at such time.

"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business as conducted from time to time and current intercompany liabilities maturing within 365 days of the incurrence thereof), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, or in respect of bankers' acceptances, and (j) all net payment obligations, contingent or otherwise, of such Person under Hedge Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

"Indemnified Party" has the meaning specified in Section 9.04(b).

"Indenture Indebtedness" means all Indebtedness referred to in Section 6.01(h).

"Internal Revenue Code" means the United States Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes.

"Issuing Bank" means DB in its capacity as the issuer of LOCs hereunder and any additional Issuing Bank that becomes a party hereto in accordance with Section 2.13(f) (in which case the term "Issuing Bank" when used with respect to any particular LOC, refers to the applicable Bank that is requested to issue or has issued such LOC) and, in each case, their respective successors in such capacities as provided hereunder.  Each Issuing Bank may, in its discretion, arrange for one or more LOCs to be issued by any of its branches or Affiliates (whether domestic or foreign), in which case the term "Issuing Bank" shall include any such branches or Affiliates with respect to any LOC issued by such branches or Affiliates.

"Issuing Bank Joinder Agreement" means an Issuing Bank Joinder Agreement, substantially in the form of Exhibit H, among the Company, the Administrative Agent, and a Bank, pursuant to which such Bank becomes an additional Issuing Bank hereunder in accordance with Section 2.13(f).

"Judgment Currency" has the meaning specified in Section 2.15(b).

"Judgment Currency Conversion Date" has the meaning specified in Section 2.15(b).

"Lending Office" means, with respect to a Bank, the office of such Bank that is to make and receive payments hereunder as specified to the Administrative Agent from time to time.

"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, collateral assignment, encumbrance, deposit arrangement, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

"Loan Documents" means, collectively, this Agreement, the Mandate Letter, each LOC Request, any Adherence Agreements, the Security Agreement, the Cash Collateral Agreement, any other Collateral Documents, and each other instrument or agreement made or entered into by the Company or any other Applicant with or in favor of the Administrative Agent, the Issuing Bank, or the Banks in connection with this Agreement or the transactions contemplated hereby, and any supplements or amendments to or waivers of any of the foregoing executed and delivered from time to time.

"LOC" means each standby letter of credit issued hereunder in such form as the Issuing Bank may approve in its reasonable discretion.

"LOC Disbursement" means the making of any payment by the Issuing Bank under an LOC in the amount of such payment, and the making of any payment by a Bank for the account of the Issuing Bank under Section 2.02(f) on account of an unreimbursed drawing on an LOC.

"LOC Participating Interest" means an undivided interest, in a proportion equal to each Bank's Pro Rata Share, in all of the Issuing Bank's rights and obligations in, to or under any LOC, the related LOC Request, all reimbursement obligations with respect to such LOC, and all collateral, guarantees and other rights from time to time directly or indirectly securing or supporting the foregoing (it being understood that the LOC Participating Interest of the Bank serving as the Issuing Bank is the interest not otherwise attributable to the LOC Participating Interests of the other Banks).

"LOC Related Documents" means, collectively, any Loan Document, any LOC Request, any LOC, or any other agreement or instrument relating thereto.

"LOC Request" means a written request substantially in the form of Exhibit B.

"Long-Term LOC" means an LOC that has a scheduled expiration date later than the earlier of (i) two years after its date of issuance or (ii) the Termination Date, but in no event beyond the fifth anniversary of the Closing Date.

"Mandate Letter" means the Mandate Letter dated as of March 17, 2010 between the Company, DB, and DBSI.

"Material Adverse Change" means any material adverse change in the business, financial condition, operations or properties of the Company and its Subsidiaries, taken as a whole.

"Material Adverse Effect" means a material adverse effect on (a) the business, financial condition, operations or properties of the Company and its Subsidiaries, taken as a whole, (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent or any Bank under any Loan Document, or (c) the ability of the Company or any other Applicant to perform its obligations under the Loan Documents.

"Moody's" means Moody's Investors Service, Inc.

"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Nonconsenting Bank" means any Bank other than the Issuing Bank that does not approve a consent, waiver, or amendment to any Loan Document requested by the Company or the Administrative Agent and that requires the approval of all Banks under Section 9.01 (or all Banks directly affected thereby) at a time when the Required Banks have agreed to such consent, waiver, or amendment.

"Obligations" means all obligations, liabilities, and Indebtedness of every nature of each Applicant from time to time owing to the Administrative Agent or any Bank, under or in connection with this Agreement or any other Loan Document, in each case whether primary, secondary, direct, indirect, contingent (including the undrawn amount of each LOC), fixed or otherwise, including the obligation to provide cash collateral pursuant to any Loan Document and including interest accruing at the rate provided in the applicable Loan Document on or after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable.

"OFAC" means the U.S. Department of the Treasury's Office of Foreign Assets Control, and any successor thereto.

"Other Taxes" means any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any other Loan Document.

"Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

"Performance LOC" means an LOC used directly or indirectly to cover a default in the performance of any non-financial or commercial obligations of any Applicant or any Subsidiary Account Party under specific contracts, and any LOC issued in favor of a bank or other surety who in connection therewith issues a guarantee or similar undertaking, performance bond, surety bond or other similar instrument that covers a default of any such performance obligations, that is classified as a performance standby letter of credit by the Board of Governors of the Federal Reserve System or by the Office of the Comptroller of the Currency of the United States.

"Permitted Encumbrances" means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.03;

(b)           carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.03;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance, and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof), including those incurred pursuant to any law primarily concerning the environment, preservation or reclamation of natural resources, the management, release or threatened release of any hazardous material or to health and safety matters, in each case in the ordinary course of business as conducted from time to time;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(h);

(f)           easements, zoning restrictions, rights-of-way, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g)           Liens on property or assets of the Company or any Subsidiary existing on the Closing Date and listed on ScheduleV; provided that such Liens shall secure only those obligations that they secure on the Closing Date (and permitted extensions, renewals, and refinancings of such obligations) and shall not subsequently apply to any other property or assets of the Company or any Subsidiary;

(h)           purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by the Company or any Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements and similar arrangements for the sale of goods entered into by the Company or any Subsidiary in the ordinary course of business as conducted from time to time);

(i)            Liens arising out of Capital Lease Obligations, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(j)           any interest or title of a lessor under any leases or subleases entered into by the Company or any Subsidiary in the ordinary course of business as conducted from time to time;

(k)           Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Subsidiary in the ordinary course of business;

(l)            Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights;

(m)           licenses of intellectual property granted in the ordinary course of business;

(n)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o)           Liens solely on any cash earnest money deposits made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(p)           the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(q)           agreements to subordinate any interest of the Company or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Company or any of its Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(r)           Liens arising from precautionary UCC financing statements regarding operating leases;

(s)           Liens on equity interests in joint ventures held by the Company or a Subsidiary securing obligations of such joint venture;

(t)            Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under subsection (d) of the definition thereof;

(u)           Liens arising in connection with the Existing Credit Agreement, and security interests in cash, cash equivalents, and securities maintained as pledged collateral pursuant to the Existing Credit Facility; provided that such Liens do not attach to any Collateral under any of the Loan Documents;

(v)           Liens in favor of customers or suppliers of the Company or any Subsidiary on equipment, supplies and inventory purchased with the proceeds of advances made by such customers or suppliers under, and securing obligations in connection with, supply agreements;

(w)           Liens that arise by operation of law for amounts not yet due;

(x)           existing and future Liens related to or arising from the sale, transfer, or other disposition of rights to solar power rebates in the ordinary course of business as conducted from time to time;

(y)           existing and future Liens in favor of the Company's bonding company covering materials, contracts, receivables, and other assets which are related to, or arise out of, contracts which are bonded by that bonding company in the ordinary course of the Company's business as conducted from time to time;

(z)            Liens in connection with the sale-leaseback arrangement, pursuant to the Master Lease Agreement dated as of June 26, 2009 by and among WF-SPWR I Solar Statutory Trust, Whippletree Solar, LLC, and the other Persons party thereto of certain solar power production projects and the related escrow of funds supporting the obligations of certain Subsidiaries thereunder; provided that such Liens do not attach to any Collateral under any of the Loan Documents;

(aa)          Liens in connection with an escrow by the Company in the amount of $2,400,000 in respect of the performance obligations of Greater Sandhill I, LLC ("GS"), an unaffiliated customer of the Company, under a Solar Energy Purchase Agreement between GS and Public Service Company of Colorado and related documentation; and

(bb)         other Liens so long as the outstanding principal amount of the obligations secured thereby does not exceed (as to the Credit Parties in the aggregate) $5,000,000 at any one time; provided that such Liens do not attach to any Collateral under any of the Loan Documents.

"Permitted Investments" means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, Japan or the European Union (or by any agency of any thereof to the extent such obligations are backed by the full faith and credit of such jurisdiction), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P or P-1 from Moody's;

(c)           investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)           money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAAm by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $1,000,000,000;

(f)            loans, advances, or investments existing on the Closing Date and listed on Schedule VI;

(g)           additional loans or advances by the Company or a Subsidiary to employees and officers in the ordinary course of business and in amounts not to exceed an aggregate of $20,000,000 outstanding at any time;

(h)           investments which constitute Specified Transactions permitted under Section 6.14(d);

(i)            loans, advances, or investments which constitute Indebtedness permitted under Section 6.01;

(j)            advances to, or investments in, a Subsidiary, in Woongjin Energy Co. Ltd., or in Philippine Electric Corp. by the Company or any Subsidiary in the ordinary course of business as conducted from time to time;

(k)           transactions in connection with factoring of the accounts receivable of any Credit Party or Subsidiary pursuant to the Tech Credit Agreement; and

(l)            prepayments of obligations to vendors and suppliers in the ordinary course of business as conducted from time to time in an amount not to exceed $450,000,000.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, or other entity.

"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which any Applicant or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Pro Rata Share" means, for any Bank, the percentage share that its Commitment Amount is of the aggregate Commitment Amount of all Banks (or, if the Commitments have terminated, that the amount of such Bank's participating interest in the LOC Disbursements and LOCs is of the Credit Exposure).  The initial Pro Rata Shares of the Banks are set forth on Schedule I.

"Register" means a register for the recordation of the names and addresses of the Banks and the Commitment Amount of, and principal amount of the LOC Disbursements owing to, each Bank from time to time.

"Required Banks" means, at any time, Banks with aggregate Pro Rata Shares of more than fifty percent (50%).

"Responsible Officer" means, (a) in the case of the Company or any other Applicant, its president, chief executive officer, chief financial officer, principal accounting officer, treasurer or controller (and, in any case where two Responsible Officers are acting on behalf of such Person the second such Responsible Officer may also be its Secretary or an Assistant Secretary), and (b) in the case of any other Person, its manager, general partner, or a senior or executive officer of such other Person or of its managing member or general partner, as applicable.

"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any other Applicant or any option, warrant or other right to acquire any such Equity Interests in the Company or any other Applicant or any transaction that has a substantially similar effect to any of the foregoing; provided, however, that repurchases of Equity Interests of the Company from employees, officers, directors, and consultants pursuant to the Company's equity compensation plans shall not constitute "Restricted Payments" hereunder.

"S&P" means Standard & Poor's.

"SEC" means the United States Securities and Exchange Commission (or any successor Governmental Authority).

"Secured Parties" means each of the Banks and the Administrative Agent.

"Security Agreement" means the Security Agreement, substantially in the form of Exhibit G, among each Guarantor and the Administrative Agent.

"Solvent" and "Solvency" mean, when used with respect to any Person, as of any date of determination, (a) the amount of the then "present fair saleable value" of the assets of such Person, as of such date, exceeds the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable requirements of law governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person, as of such date, is greater than the amount that will be required to pay the anticipated liability of such Person on its debts as such debts become absolute and matured, (c) such Person does not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person is able to pay its debts as they mature.  For purposes of this definition, (i) "debt" means liability on a "claim," and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

"Specified Currency" means any currency in which any Applicant is obligated to make payments hereunder.

"Specified Transaction" means any of the following:

(i)            the acquisition by a Guarantor of all or substantially all of the assets of another entity or division of such entity;

(ii)           the merger or consolidation of any Guarantor with or into any other entity, provided that the surviving entity shall be a Guarantor;

(iii)          the acquisition by a Guarantor of a controlling or majority interest in any other entity; and

(iv)          investments in other entities, including joint ventures, by a Guarantor.

"subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

"Subsidiary" means any subsidiary of any Applicant.

"Subsidiary Account Party" means (a) each Subsidiary listed on Schedule II and (b) each other Subsidiary from time to time approved in writing as a Subsidiary Account Party by the Administrative Agent and the Issuing Bank at the written request of the Company.

"Subsidiary Applicant" means (a) each Subsidiary that is a party to this Agreement and is listed on Schedule III and (b) each other Subsidiary from time to time approved in writing as a Subsidiary Applicant pursuant to an Adherence Agreement executed and delivered by such Subsidiary, the Company, the Administrative Agent, the Issuing Bank, and all of the other Banks, in each case other than any such Subsidiary that has ceased to be a Subsidiary Applicant pursuant to Section 2.16.

"Subsidiary Guarantor" means each of SunPower North America and SunPower Systems.

"Super-Majority Banks" means Banks with aggregate Pro Rata Shares of sixty-six and two-thirds percent (66 2/3%) or more.

"SunPower North America" means SunPower North America, LLC, a Delaware limited liability company.

"SunPower Systems" means SunPower Corporation, Systems, a Delaware corporation.

"Syndication Agent" means Bank of America, N.A., in its capacity as Syndication Agent hereunder.

"Taxes" means any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, (i) taxes that are imposed on (or measured by) its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Bank or the Administrative Agent, as the case may be, is organized or any political subdivision thereof, (ii) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (i) above, and (iii) in the case of a Bank (other than a Bank that became a Bank pursuant to a request by a Company pursuant to Section 2.11), (x) any United States federal withholding tax imposed under a law that is in effect at the time such Bank acquires the interest hereunder in respect of which it is claiming under Section 2.08 (or designates a new Lending Office) except to the extent that such Bank (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Credit Party with respect to any withholding tax pursuant to Section 2.08(a) and (y) any withholding tax that is attributable to such Bank's failure to comply with Section 2.08(e) and, in the case of each Bank, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Bank's Lending Office or any political subdivision thereof.

"Tech Credit Agreement" means that certain Purchase Agreement dated May 15, 2006 (as amended on October 19, 2006, October 13, 2008, and December 29, 2008), by and between the Company and Technology Credit Corporation.

"Termination Date" means April 12, 2013.

"Total Non-Stock Consideration" means all consideration whatsoever (other than Equity Interests in the Company or a Subsidiary) and shall include cash, other property, assumed indebtedness, amounts payable, whether evidenced by notes or otherwise, and "earn-out" payments.

"Total Stock Consideration" means all consideration consisting of Equity Interests in the Company or any Subsidiary.

"Voting Stock" means shares of capital stock issued by a corporation (or equivalent interests in any other Person), the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.02          Computation of Time Periods.  In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding", in each case except as otherwise expressly provided herein.

1.03          Other Definitional Provisions.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall".  The words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.  Except as otherwise expressly provided herein, any definition of or reference to (a) an agreement, instrument, or other document shall mean such agreement, instrument, or other document as amended, supplemented, or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein); (b) a law shall mean such law as amended, supplemented, or otherwise modified from time to time (including any successor thereto) and all rules, regulations, guidelines, and decisions interpreting or implementing such law; (c) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; (d) a time of day shall mean such time in New York, New York; and (e) any reference herein to any Person shall be construed to include such Person's successors and assigns.

1.04          Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including calculations made under Section 6.02 and any other financial covenants, representations, or warranties contained herein) shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered to the Banks; provided that, if the Company notifies the Administrative Agent that the Company wishes to amend any covenant to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Banks wish to amend any covenant for such purpose), then the Company's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective (and, concurrently with the delivery of any financial statements required to be delivered hereunder, the Company shall provide a statement of reconciliation conforming such financial information to such GAAP as previously in effect), until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Banks.

1.05          Exchange Rates.

(a)           Not later than 12:00 noon, New York City time, three (3) Business Days prior to each Calculation Date, beginning with the date that is three (3) Business Days prior to the date on which the initial Alternate Currency LOC is issued, the Administrative Agent shall determine the Exchange Rate as of such Calculation Date with respect to each Alternate Currency.  The Exchange Rates so determined shall become effective on the relevant Calculation Date, shall remain effective until the next succeeding Calculation Date, and shall for all purposes of this Agreement (other than Section 2.01, Section 2.15, or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between dollars and any Alternate Currency.

(b)           Not later than 5:00 p.m., New York City time, on each Calculation Date, the Administrative Agent shall determine the Alternate Currency Exposure.  The Administrative Agent shall determine the aggregate amount of the Dollar Equivalent of all amounts denominated in an Alternate Currency at the applicable time and in the manner provided for by this Agreement.

ARTICLE II

AMOUNTS AND TERMS OF LETTERS OF CREDIT

2.01          The Letters of Credit.  The Issuing Bank agrees, on the terms and subject to the conditions herein set forth, to issue LOCs, and extend or increase the amount of LOCs, for the account of any Applicant on any Business Day from time to time during the period from the Closing Date to the Termination Date; provided that:

(a)           the Issuing Bank shall not have any obligation to issue, extend, or increase the amount of any LOC if (i) the aggregate Credit Exposure (after giving effect to such issuance, extension, or increase) would exceed the aggregate Commitment Amount of the Banks, (ii) any Bank's Pro Rata Share of the aggregate Credit Exposure (after giving effect to such issuance, extension, or increase) would exceed such Bank's Commitment Amount, or (iii) such issuance, extension, or increase would conflict with or cause the Issuing Bank to exceed any limit imposed by applicable law or any applicable requirement hereof;

(b)           each LOC shall be denominated in dollars or in an Alternate Currency and shall be in a face amount not less than the Dollar Equivalent of $25,000 (or such lesser amount as the Issuing Bank may agree);

(c)           each LOC shall be payable only against sight drafts or demands for payment at sight (and not provide for acceptance of time drafts or incurrence of deferred payment undertakings);

(d)           no LOC shall have a scheduled expiration date (including all rights of the applicable Applicant or the Beneficiary to require extension thereof) later than the earlier of (i) two (2) years after its date of issuance or (ii) the Termination Date; provided that (x) any LOC may by its terms be automatically extendible annually for additional one-year periods (provided that the Issuing Bank shall not permit any such extension to take effect that extends the expiration date of such LOC beyond the Termination Date) and (y) up to $100,000,000 in aggregate amount of LOCs may be Long-Term LOCS, and each LOC permitted under this clause (y) must be cash collateralized in the manner provided in Section 6.11(b); provided, further that the Issuing Bank shall not permit any such automatic extension if it has determined that such extension would not be permitted, or the Issuing Bank would have no obligation, at such time to issue such LOC as extended under the terms hereof, in which case the Issuing Bank shall notify the Beneficiary thereof of its election not to extend such LOC (which the Issuing Bank agrees to do on and subject to the terms of Section 2.02(c)); and

(e)           each LOC shall be a Performance LOC.

At the request of any Applicant, LOCs may be issued in accordance with this Agreement to support obligations of any Subsidiary Account Party that is a Subsidiary of such Applicant; provided that such Applicant represents, warrants and agrees, without limiting any Obligations of such Applicant hereunder, that: (i) such Subsidiary Account Party has consented to its being referred to in such LOC or otherwise as the "applicant", "account party", "client", or "customer" at whose request or for whose account such LOC is issued; (ii) such Subsidiary Account Party has consented to its not having any rights under this Agreement (including any right to request that the Issuing Bank issue or amend such LOC or that the Issuing Bank dispose of any documents presented under such LOC (or any goods represented thereby) in any particular manner) and to the Issuing Bank's treating such Applicant as the sole Person entitled to exercise such rights with respect to such LOC; (iii) such Subsidiary Account Party is a direct or indirect majority-owned subsidiary of the Company at the time of issuance of such LOC (or of any increase or extension thereof); (iv) such Subsidiary Account Party is bound by all the limitations of liability and exculpations in the Issuing Bank's favor contained herein and subject to all the rights and remedies in the Issuing Bank's favor referred to herein as if it were such Applicant; and (v) the Issuing Bank shall not be required to send any notice hereunder to such Subsidiary Account Party, but if the Issuing Bank in its sole discretion chooses to do so, the Issuing Bank may send such notice as provided herein care of such Applicant and such notice shall be effective as if given to such Subsidiary Account Party.

2.02          Issuance; Extensions; Participations; Etc.

(a)           Request for Issuance.  An Applicant may from time to time request, upon at least three (3) Business Days' notice (given not later than 11:00 a.m. New York City time), that the Issuing Bank issue an LOC by delivering to the Issuing Bank (i) an LOC Request specifying the date on which such LOC is to be issued (which shall be a Business Day), the expiration date thereof, the currency thereof (whether dollars or an Alternate Currency), the Available Amount thereof, and the name and address of the Beneficiary thereof; and (ii) such other documents and agreements as may be required pursuant to the Issuing Bank's customary practices for the issuance of letters of credit (and in the event of a conflict between the terms of this Agreement and the terms of such other documents or agreements, the terms of this Agreement shall govern).  If the requirements set forth in the first sentence of Section 2.01 and in Article III are satisfied, the Issuing Bank shall issue the applicable LOC on the date requested in such LOC Request.  Upon the issuance of an LOC, the Issuing Bank shall (A) deliver the original of such LOC to the Beneficiary thereof or as the applicable Applicant shall otherwise direct and (B) promptly notify the Administrative Agent thereof and furnish a copy thereof to the Administrative Agent.

(b)           Request for Extension or Increase.  The applicable Applicant may from time to time request, upon at least three (3) Business Days' notice (given not later than 11:00 a.m. New York City time), that the Issuing Bank extend the expiration date of an outstanding LOC or increase the Available Amount of an outstanding LOC by delivering to the Issuing Bank a written request therefor.  Any such request for an extension or increase shall for all purposes hereof (including for purposes of Section 2.02(a)) be treated as though such Applicant had requested issuance of a replacement LOC (except that the Issuing Bank may, if it elects, issue a notice of extension or increase in lieu of issuing a new LOC in substitution for the outstanding LOC).

(c)           Automatic Extensions.  If any LOC shall provide for the automatic extension of the expiry date thereof unless the Issuing Bank gives notice that such expiry date shall not be extended, then the Issuing Bank shall allow such LOC to be extended unless such extended expiration date would conflict with Section 2.01(d) or unless the Issuing Bank shall have received, at least five (5) Business Days prior to the date on which such notice of non-extension must be delivered under such LOC (or such shorter period acceptable to the Issuing Bank), (i) notice from the Required Banks or the Administrative Agent stating that one or more of the conditions precedent to the extension of such LOC have not been satisfied or (ii) notice from the applicable Applicant directing the Issuing Bank not to permit the extension of such LOC, unless the Required Banks or the Administrative Agent shall have notified the Issuing Bank that a Default has occurred and is continuing and directed the Issuing Bank not to permit such extension (and the Issuing Bank shall not permit any LOC to be automatically extended if it has received a timely notice of the type described in the foregoing clause (i) or (ii)).

(d)           Limitations on Issuance, Extension and Increase of LOCs.  As between the Issuing Bank, on the one hand, and the Administrative Agent and the other Banks, on the other hand, the Issuing Bank shall be justified and fully protected in issuing a proposed LOC, extending the expiration date or increasing the Available Amount of an outstanding LOC or permitting an outstanding LOC to be automatically extended if the Issuing Bank has not received notice that it is not authorized to issue, increase the Available Amount of, or extend such LOC as described in the foregoing provisions of this Section, in each case notwithstanding any subsequent notice to the Issuing Bank, any knowledge the Issuing Bank may have of a Default or of the failure to satisfy any condition specified in the first sentence of Section 2.01 or in Article III, or any other event, condition, or circumstance whatsoever.  The Issuing Bank may amend, modify, or supplement LOCs or LOC Requests, or waive compliance with any condition of issuance, extension or payment, without the consent of, and without liability to, the Administrative Agent or any Bank; provided that any such amendment, modification, or supplement that extends the expiration date or increases the Available Amount of an outstanding LOC shall be subject to Section 2.01.

(e)           LOC Participating Interests.  Concurrently with the issuance of each LOC, the Issuing Bank automatically shall be deemed, irrevocably and unconditionally, to have sold, assigned, transferred and conveyed to each other Bank, and each other Bank automatically shall be deemed, irrevocably and unconditionally, severally to have purchased, acquired, accepted, and assumed from the Issuing Bank, without recourse to, or representation or warranty by, the Issuing Bank, an LOC Participating Interest.  On the date that any assignee becomes a party to this Agreement in accordance with Section 9.07, LOC Participating Interests in all outstanding LOCs held by the Bank from which such assignee acquired its interest hereunder shall be proportionately reallocated between such assignee and such assignor Bank.  Notwithstanding any other provision hereof, each Bank hereby agrees that its obligation to participate in each LOC, its obligation to make the payments specified in Section 2.02(f), and the right of the Issuing Bank to receive such payments in the manner specified therein are each absolute, irrevocable, and unconditional and shall not be affected by any event, condition, or circumstance whatsoever.  The failure of any Bank to make any such payment shall not relieve any other Bank of its funding obligation hereunder on the date due, but no Bank shall be responsible for the failure of any other Bank to meet its funding obligations hereunder.

(f)            Payment by Banks on Account of Unreimbursed Draws.  If the Issuing Bank makes a payment under an LOC and is not reimbursed in full therefor in accordance with Section 2.03, the Issuing Bank may notify the Administrative Agent thereof (which notice may be by telephone), and the Administrative Agent shall forthwith notify each Bank thereof (which notice may be by telephone promptly confirmed in writing).  No later than the Administrative Agent's close of business on the date such notice is given (if notice is given by 2:00 p.m. (New York City time) on a Business Day) or 10:00 a.m. (New York City time) on the following Business Day (if notice is given after 2:00 p.m. (New York City time) on a Business Day), each Bank will pay to the Administrative Agent, for the account of the Issuing Bank, in immediately available funds, an amount equal to such Bank's Pro Rata Share of the unreimbursed portion of such payment by the Issuing Bank.  Amounts received by the Administrative Agent for the account of the Issuing Bank shall be forthwith transferred, in immediately available funds, to the Issuing Bank.  To the extent that any Bank fails to make such payment to the Administrative Agent for the account of the Issuing Bank on such date, such Bank shall pay such amount on demand, together with interest, for the Issuing Bank's own account, from the date such payment is due from such Bank to the Issuing Bank to the date of payment to the Issuing Bank (before and after judgment) at a rate per annum for each day (i) from the date such payment is due from such Bank to the Issuing Bank to the third Business Day thereafter, equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking rules on interbank compensation, and (ii) thereafter, equal to the Base Rate.

(g)           LOC Disbursements.  The making of an LOC Disbursement by a Bank with respect to an unreimbursed drawing on an LOC shall reduce, by a like amount, the outstanding LOC Disbursement of the Issuing Bank with respect to such unreimbursed drawing.

(h)           LOC Reports.  The Issuing Bank will furnish to the Administrative Agent (with a copy to the Company) prompt written notice of each (i) issuance or extension, or increase in the amount, of an LOC (including the Available Amount and expiration date thereof), (ii) other amendment to an LOC, (iii) cancellation of an LOC, and (iv) payment on an LOC.  The Administrative Agent will furnish to each Bank promptly upon request and, in any case, prior to the fifteenth Business Day of each calendar quarter a written report summarizing issuance, extension, and expiration dates of LOCs issued or extended during the preceding calendar quarter and payments and reductions in Available Amounts during such calendar quarter on all LOCs.

(i)            ISP and UCP.  Subject to the exculpations, limitations on liability, and other provisions of this Agreement, unless otherwise expressly agreed in writing by the Issuing Bank and the Company when a LOC is issued and subject to applicable laws, performance under LOCs by the Issuing Bank will be governed by (i) either (x) the rules of the "International Standby Practices 1998" (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any LOC may be issued) or (y) the rules of the "Uniform Customs and Practices for Documentary Credits" (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any LOC may be issued) and (ii) to the extent not inconsistent therewith, the governing law of this Agreement as set forth in Section 9.15.

2.03          Reimbursement Obligations.

(a)           Each Applicant agrees to reimburse the Issuing Bank (by making payment to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.07) in the amount of each LOC Disbursement made by the Issuing Bank under each LOC issued at the request of such Applicant, such reimbursement to be made on the date such LOC Disbursement is made by the Issuing Bank if such Applicant receives notice thereof no later than 1:00 p.m. (New York City time) on such date or on the next Business Day if such notice is received after such time.  Such reimbursement obligation shall be payable without further notice, protest or demand, all of which are hereby waived, and an action therefor shall immediately accrue.  To the extent such payment by such Applicant is not timely made in accordance with the terms hereof, such unpaid reimbursement obligation shall be treated as a matured loan extended to such Applicant under this Agreement in respect of which interest shall accrue and be payable.  Such Applicant agrees to pay to the Administrative Agent, for the respective accounts of the Issuing Bank and the other Banks that have funded their respective shares of such amount remaining unpaid by such Applicant, on demand, interest (at a rate per annum equal to the Base Rate plus two percent (2%)) for each day from the date of such LOC Disbursement to the date such obligation is paid in full.  For the avoidance of doubt, the payment by such Applicant of interest pursuant to this Section 2.03(a) shall not affect the calculation of fees under the Loan Documents.

(b)           The obligation of the applicable Applicant to reimburse the Issuing Bank for any LOC Disbursement made by the Issuing Bank shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, the applicable LOC Request and any other applicable agreement or instrument under all circumstances, including the following circumstances:

(i)            any lack of validity or enforceability of any LOC Related Document or any term or provision thereof;

(ii)           any change in the time, manner, or place of payment of, or in any other term of, any obligation of the Company, any other Applicant, or any other Person in respect of any LOC Related Document or any other amendment or waiver of or any consent to departure from any LOC Related Document;

(iii)           the existence of any claim, set-off, defense, or other right that the Company, any other Applicant, or any other Person may have at any time against any Beneficiary (or any Person for which any such Beneficiary may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the LOC Related Documents or any unrelated transaction;

(iv)          any statement or any other document presented under an LOC being forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)           payment by the Issuing Bank under an LOC against presentation of a draft or other document that does not strictly comply with the terms of such LOC;

(vi)          any exchange, release or non-perfection of any Collateral granted to secure any obligation of the Company, any other Applicant, or any other Person in connection with any Loan Document; or

(vii)         any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any other Applicant.

The foregoing provisions of this Section 2.03(b) shall not excuse the Issuing Bank from liability to the applicable Applicant in any independent action or proceeding brought by the such Applicant against the Issuing Bank following reimbursement of each LOC Disbursement in full by the such Applicant to the extent of any direct (but not consequential) damages suffered by the such Applicant that are caused by the Issuing Bank's gross negligence or willful misconduct; provided that (i) the Issuing Bank shall be deemed to have acted with reasonable care if it acts in accordance with standard letter of credit practice of commercial banks located in New York City; and (ii) the applicable Applicant's aggregate remedies against the Issuing Bank for wrongfully honoring a presentation shall not exceed the aggregate amount paid by the such Applicant to the Issuing Bank with respect to the honored presentation, plus interest.

(c)           Without limiting any other provision of this Agreement, the Issuing Bank:  (i) may rely upon any oral, telephonic, facsimile, electronic, written, or other communication reasonably believed to have been authorized by any Applicant, (ii) shall not be responsible for errors, omissions, interruptions, or delays in transmission or delivery of any message, advice or document in connection with any LOC, whether transmitted by courier, mail, telex, any other telecommunication, or otherwise (whether or not they be encrypted), or for errors in interpretation of technical terms or in translation (and the Issuing Bank may transmit any LOC terms without translating them), (iii) may honor any presentation under any LOC that appears on its face to substantially comply with the terms and conditions of such LOC, (iv) may replace a purportedly lost, stolen, or destroyed original LOC, waive a requirement for its presentation, or provide a replacement copy to any Beneficiary, (v) if no form of draft is attached as an exhibit to an LOC, may accept as a draft any written or electronic demand or request for payment under such LOC, and may disregard any requirement that such draft bear any particular reference to such LOC, (vi) unless an LOC specifies the means of payment, may make any payment under such LOC by any means it chooses, including by wire transfer of immediately available funds, (vii) may select any branch or affiliate of the Issuing Bank or any other bank or financial institution to act as advising, transferring, confirming, and/or nominated bank under the law and practice of the place where it is located (if the applicable LOC Request or LOC Related Documents requested or authorized advice, transfer, confirmation and/or nomination, as applicable), (viii) may amend any LOC to reflect any change of address or other contact information of any Beneficiary, and (ix) shall not be responsible for any other action or inaction taken or suffered by the Issuing Bank under or in connection with any LOC, if required or permitted under any applicable domestic or foreign law or letter of credit practice.  None of the circumstances described in this Section 2.03(c) shall impair the Issuing Bank's rights and remedies against any Applicant or place the Issuing Bank under any liability to any Applicant.

(d)           The applicable Applicant will notify the Issuing Bank in writing of any objection such Applicant may have to the Issuing Bank's issuance or amendment of any LOC, the Issuing Bank's honor or dishonor of any presentation under any LOC, or any other action or inaction taken by the Issuing Bank under or in connection with this Agreement or any LOC.  The applicable Applicant's notice of objection must be delivered to the Issuing Bank within five (5) Business Days after such Applicant receives notice of the action or inaction it objects to.  The applicable Applicant's failure to give timely notice of objection shall automatically waive such Applicant's objection.  The applicable Applicant's acceptance or retention beyond such five (5) Business Day period of any original documents presented under the applicable LOC, or of any property for which title is conveyed by such documents, shall ratify the Issuing Bank's honor of the applicable presentation(s).

(e)            If any amount received by the Issuing Bank on account of any LOC Disbursement shall be avoided, rescinded, or otherwise returned or paid over by the Issuing Bank for any reason at any time, whether before or after the termination of this Agreement (or the Issuing Bank believes in good faith that such avoidance, rescission, return or payment is required, whether or not such matter has been adjudicated), each Bank will (except to the extent a corresponding amount received by such Bank on account of its LOC Disbursement relating to the same payment on an LOC has been avoided, rescinded, or otherwise returned or paid over by such Bank), promptly upon notice from the Administrative Agent or the Issuing Bank, pay over to the Administrative Agent at its office at 60 Wall Street, New York, New York 10005 (or such other place as the Administrative Agent shall direct from time to time) and at such account as the Administrative Agent shall direct from time to time for the account of the Issuing Bank in immediately available funds its Pro Rata Share of such amount, together with its Pro Rata Share of any interest or penalties payable with respect thereto.

2.04          Termination or Reduction of Commitments; Increase of Commitments.

(a)           The Company may at any time, upon at least five (5) Business Days' notice to the Administrative Agent, terminate the Commitments in whole or reduce in part the unused portion of the Commitment Amounts; provided that each partial reduction (i) shall be in an aggregate amount of

$25,000,000 or a higher integral multiple of $1,000,000 and (ii) shall be made ratably among the Banks in accordance with their Commitment Amounts.  The aggregate Commitment Amounts shall be permanently reduced to zero on the Termination Date if not sooner reduced to zero.  Each notice delivered by the Company pursuant to this paragraph shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)           Subject to the terms and conditions herein provided, the Company may, from time to time, in each case upon not less than five (5) Business Days' notice to the Administrative Agent in substantially the form of Exhibit F, increase the Commitment Amounts by an amount that is an integral multiple of $1,000,000 and not less than $25,000,000 on each such occasion, provided that the aggregate Commitment Amount shall not exceed $400,000,000.  The Company may arrange for any such increase to be provided by one or more Banks increasing its then existing Commitment Amount (each Bank so agreeing, in its sole discretion, to an increase in its Commitment Amount, an "Increasing Bank"), or by one or more other financial institutions or other Persons (each such other financial institution or other Person, a "New Bank") providing an initial Commitment; provided that (i) each New Bank shall be subject to the written approval of the Administrative Agent and the Issuing Bank (such approvals not to be unreasonably withheld); (ii) the Applicants and each applicable Increasing Bank or New Bank shall execute and deliver all such documentation as the Administrative Agent shall reasonably specify; (iii) the Administrative Agent shall have received payment of any and all fees due and payable to it on or prior to the effective date of such increase pursuant to any written agreement with one or more of the Applicants relating to such increase, (iv) the increased portion of the Commitment Amounts shall be on the same terms and conditions as the other Commitment Amounts hereunder; (v) no Default shall have occurred and be continuing immediately before or after giving effect to such increase in the Commitment Amounts; (vi) the representations and warranties of each Applicant contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such increase in the Commitment Amounts, both before and after giving effect thereto; and (vii) no Change in Law shall have occurred, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened, which enjoins, prohibits, or restrains (or with respect to any litigation seeks to enjoin, prohibit, or restrain), the reimbursement of LOC Disbursements, the issuance of any LOC or any participations therein, the granting or perfection of Liens in the Collateral, the consummation of any of the other transactions contemplated hereby, or the use of proceeds of the Facility.  The Company's notice to increase the Commitment Amounts shall constitute the representation and warranty of each Guarantor as to the matters set forth in clauses (v), (vi), and (vii) of the preceding sentence.  The new Commitment Amounts created pursuant to this paragraph shall become effective on the date agreed to in writing by the Applicants, the Administrative Agent, each applicable Increasing Bank, and each applicable New Bank, and the Administrative Agent shall notify the Issuing Bank and each other Bank thereof.  On the effective date of any increase in the Commitment Amounts, (w) each applicable Increasing Bank and each applicable New Bank shall make available to the Administrative Agent such amounts in immediately available funds and in the relevant currency or currencies as the Administrative Agent shall determine, for the benefit of the other Banks, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other relevant Banks, each Bank's portion of the Credit Exposure in each currency to equal its Pro Rata Share (immediately after giving effect to such increase in the aggregate Commitment Amount) of such Credit Exposure in each such currency, (x) each applicable New Bank shall become a Bank, (y) each Bank's Pro Rata Share shall be adjusted in accordance with such increase of the Commitment Amounts, and (z) the respective participations of the Banks shall be adjusted to reflect such new Pro Rata Shares.  None of the parties hereto shall have any obligation to provide or to arrange for any bank, financial institution, or other Person to provide for any new or increased Commitment under this paragraph.

2.05          Fees.

(a)           The Company agrees to pay to the Administrative Agent for the account of each Bank the Commitment Fee.  Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September, and December of each year, and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.  All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           The Company agrees to pay to the Administrative Agent for the account of each Bank a participation fee with respect to its participations in LOCs, which shall accrue at the rate of 50 basis points (0.50%) per annum on the Dollar Equivalent of the actual amount of such Bank's Credit Exposure for each day during the period from and including the Closing Date through and including the later of the date on which such Bank's Commitment terminates and the date on which such Bank ceases to have any Credit Exposure.  Participation fees accrued to but excluding the last day of March, June, September and December of each year shall be payable on such last day, commencing on the first such date to occur after the Closing Date; provided that all such accrued and unpaid fees shall also be payable on the Termination Date, and any such fees accruing after the Termination Date shall be payable on demand.  All participation fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day).

(c)           The Company agrees to pay all the fees set forth in the Mandate Letter.

(d)           All fees payable hereunder shall be paid on the dates due, in dollars, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fees and participation fees, to the Banks.  Fees paid shall not be refundable under any circumstances.

2.06          Increased Costs and Capital Adequacy.

(a)           If, due to any Change in Law, there shall be any increase in the cost to any Bank by an amount such Bank reasonably determines to be material of agreeing to issue or of issuing or maintaining or participating in LOCs or the making of LOC Disbursements (excluding, for purposes of this Section, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.08 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Bank is organized or has its Lending Office or any political subdivision thereof), then the Company agrees to pay, from time to time, within ten (10) days after demand by such Bank (with a copy of such demand to the Administrative Agent), which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, to the Administrative Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost.  A certificate as to the amount of such increased cost, submitted to the Company by such Bank, shall be conclusive and binding for all purposes, absent manifest error of which the Company has notified such Bank or the Issuing Bank (and the Administrative Agent) promptly after receipt of such certificate.

(b)           If, due to any Change in Law, there shall be any increase in the amount of capital required or expected to be maintained by any Bank or any corporation controlling such Bank as a result of or based upon the existence of such Bank's commitment to extend credit hereunder and other commitments of such type, then, within ten (10) days after demand by such Bank or such corporation (with a copy of such demand to the Administrative Agent), which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, the Company agrees to pay to the Administrative Agent for the account of such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank in the light of such circumstances, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank's commitment to issue or participate in LOCs hereunder or to the issuance or maintenance of or participation in any LOC.  A certificate as to such amounts submitted to the Company by such Bank shall be conclusive and binding for all purposes, absent manifest error of which the Company has notified such Bank or the Issuing Bank (and the Administrative Agent) promptly after receipt of such certificate.

(c)           Each Bank shall promptly notify the Company and the Administrative Agent of any event of which it has actual knowledge that will result in, and will use reasonable commercial efforts available to it (and not, in such Bank's good faith judgment, otherwise materially disadvantageous to such Bank) to mitigate or avoid, any obligation of the Company to pay any amount pursuant to Section 2.06(a) or 2.06(b) above or pursuant to Section 2.08 (and, if any Bank has given notice of any such event and thereafter such event ceases to exist, such Bank shall promptly so notify the Company and the Administrative Agent).  Without limiting the foregoing, each Bank will designate a different Lending Office if such designation will avoid (or reduce the cost to the Company of) any event described in the preceding sentence and such designation will not, in such Bank's good faith judgment, be otherwise materially disadvantageous to such Bank.

(d)           Notwithstanding the provisions of Section 2.06(a), 2.06(b) or 2.08 (and without limiting Section 2.06(c) above), if any Bank fails to notify the Company of any event or circumstance that will entitle such Bank to compensation pursuant to Section 2.06(a), 2.06(b) or 2.08 within 180 days after such Bank obtains actual knowledge of such event or circumstance, then such Bank shall not be entitled to compensation from the Company for any amount arising prior to the date that is 180 days before the date on which such Bank notifies the Company of such event or circumstance; provided that, if the event or circumstance giving rise to such entitlement to compensation is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.07          Payments and Computations.

(a)           The applicable Applicant shall make each payment hereunder irrespective of any right of counterclaim or set-off not later than 2:00 p.m. (New York City time) on the day when due, in dollars, to the Administrative Agent at its office at 60 Wall Street, New York, New York 10005 (or to such other office as the Administrative Agent shall direct from time to time) and at such account as the Administrative Agent shall direct from time to time in immediately available funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day; provided that if any amount due hereunder is based upon the Issuing Bank's payment in an Alternate Currency, the applicable Applicant will pay such amount in the applicable Alternate Currency or, at the Issuing Bank's option, the applicable Applicant will pay the Dollar Equivalent of such amount.  The Administrative Agent will promptly thereafter distribute to each Bank its portion of such payment in accordance with the terms hereof.  Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Bank assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LOC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LOC

Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LOC Disbursements then due to such parties.

(c)           Unless the Administrative Agent shall have received notice from any Applicant prior to the date on which any payment is due to the Administrative Agent for the account of the Banks or the Issuing Bank hereunder that any Applicant will not make such payment, the Administrative Agent may assume that each Applicant has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks or the Issuing Bank, as the case may be, the amount due.  In such event, if the any Applicant has not in fact made such payment, then each of the Banks or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bank or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)           All computations of interest on LOC Disbursements when the Base Rate is determined by reference to DB's prime rate shall be made by the Administrative Agent on the basis of a year of 365 or, if applicable, 366 days; all other computations of interest shall be made by the Administrative Agent on the basis of a year of 360 days.  All such computations of interest shall be made for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(e)           Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of any payment of interest or fees.

2.08          Taxes.

(a)           All payments by the applicable Applicant hereunder shall be made, in accordance with Section 2.07, free and clear of and without deduction for any Taxes.  If an Applicant shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Bank or the Administrative Agent, (i) the sum payable by such Applicant shall be increased as may be necessary so that after such Applicant and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.08) such Bank or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Applicant shall make all such deductions, and (iii) such Applicant shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)           In addition, the applicable Applicant shall pay any Other Taxes.

(c)           The applicable Applicant shall indemnify each Bank and the Administrative Agent for and hold each of them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.08, imposed on or paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.  Any such indemnification payment shall be made within thirty (30) days from the date such Bank or the Administrative Agent (as the case may be) makes written demand therefor.

(d)           Within thirty (30) days after the date of any payment of Taxes, the applicable Applicant shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment.  In the case of any payment hereunder by or on behalf of such Applicant through an account or branch outside the United States or by or on behalf of such Applicant by a payor that is not a United States person, if such Applicant determines that no Taxes are payable in respect thereof, such Applicant shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes.  For purposes of this Section 2.08(d) and Section 2.08(e), the terms "United States" and "United States person" shall have the meanings specified in Sections 7701(a)(9) and 7701(a)(30) of the Internal Revenue Code, respectively.

(e)           Each Bank organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each initial Bank, and on the date of the Assignment and Assumption pursuant to which it becomes a Bank in the case of each other Bank, and from time to time thereafter as requested in writing by the Company (but only so long as such Bank remains lawfully able to do so), provide each of the Administrative Agent and the Company with two original Internal Revenue Service forms W-8BEN or W-8ECI or any successor or other form prescribed by the Internal Revenue Service, certifying that such Bank is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement.  If the forms provided by a Bank at the time such Bank first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Bank provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax in excess of such lesser rate shall be considered excluded from Taxes only for periods governed by such forms; provided that if, at the effective date of the Assignment and Assumption pursuant to which a Bank becomes a party to this Agreement, the Bank assignor was entitled to payments under Section 2.08(a) in respect of United States withholding tax with respect to interest paid on or prior to such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Bank assignee on such date.  If any form or document referred to in this Section 2.08(e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8ECI, that the Bank reasonably considers to be confidential, the Bank shall give notice thereof to the Company and shall not be obligated to include in such form or document such confidential information.

(f)            For any period with respect to which a Bank that may lawfully do so has failed to provide the Company with the appropriate form described in Section 2.08(e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under Section 2.08(e) above), such Bank shall not be entitled to indemnification under Sections 2.08(a) or 2.08(c) with respect to Taxes imposed by the United States by reason of such failure; provided that should a Bank become subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

(g)           Each Bank represents and warrants to each Applicant that, as of the date such Bank becomes a party to this Agreement, such Bank is entitled to receive payments hereunder from such Applicant without deduction or withholding for or on account of any Taxes.

(h)           If the Administrative Agent or a Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or any Applicant or with respect to which such Applicant has paid additional amounts pursuant to this

Section 2.08, it shall pay over such refund to such Applicant (but only to the extent of indemnity payments made, or additional amounts paid, by such Applicant under this Section 2.08 with respect to the Taxes and Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable Applicant, upon the request of the Administrative Agent or such Bank, agrees to repay the amount paid over to such Applicant (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Bank in the event the Administrative Agent or such Bank is required to repay such refund to such Governmental Authority.  This Section 2.08(h) shall not be construed to require the Administrative Agent or any Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person.

2.09          Sharing of Payments, Etc.  If any Bank shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Bank hereunder at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Bank at such time to (ii) the aggregate amount of the Obligations due and payable to all Banks hereunder at such time) of payments on account of the Obligations due and payable to all Banks hereunder at such time obtained by all the Banks at such time or (b) on account of Obligations owing (but not due and payable) to such Bank hereunder at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Bank at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Banks hereunder at such time) of payments on account of the Obligations owing (but not due and payable) to all Banks hereunder at such time obtained by all of the Banks at such time, such Bank shall forthwith purchase from the other Banks such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each other Bank shall be rescinded and such other Bank shall repay to the purchasing Bank the purchase price to the extent of such Bank's ratable share (according to the proportion of (i) the purchase price paid to such Bank to (ii) the aggregate purchase price paid to all Banks) of such recovery together with an amount equal to such Bank's ratable share (according to the proportion of (i) the amount of such other Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered.  Each Applicant agrees that any Bank so purchasing an interest or participating interest from another Bank pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Bank were the direct creditor of such Applicant in the amount of such interest or participating interest, as the case may be.

2.10          Use of Letters of Credit.  The Company and each other Applicant covenants and agrees with the Administrative Agent and the Banks that the LOCs shall be used for general corporate purposes of the Company or such other Applicant, as applicable, including to support obligations of Subsidiary Account Parties.

2.11          Replacement of Affected Bank or Nonconsenting Bank.  At any time that any Bank other than the Issuing Bank is an Affected Bank or a Nonconsenting Bank, the Company may, at its sole expense (including the assignment fee specified in Section 9.07(a)) and effort and with the written consent of the Issuing Bank (such consent not to be unreasonably withheld), replace such Affected Bank or Nonconsenting Bank as a party to this Agreement with one or more other Banks and/or Eligible Assignees, and upon notice from the Company such Affected Bank or Nonconsenting Bank shall assign pursuant to an Assignment and Assumption, and without recourse or warranty, its Commitment Amount, its LOC Participating Interests, its LOC Disbursements and all of its other rights and obligations hereunder to such other Banks and/or Eligible Assignees for a purchase price equal to the sum of the principal amount of the LOC Disbursements so assigned, all accrued and unpaid interest thereon, such Affected Bank's or Nonconsenting Bank's ratable share of all accrued and unpaid fees payable pursuant to Section 2.05 and all other obligations owed to such Affected Bank or Nonconsenting Bank hereunder and under the other Loan Documents.  Notwithstanding the foregoing, (a) no Affected Bank or Nonconsenting Bank shall be required to make any such assignment if, prior to its receipt of the notice from the Company referred to in the foregoing sentence, as a result of a waiver or otherwise, the circumstances entitling the Company to require such assignment cease to apply, and (b) no Nonconsenting Bank shall be required to make any such assignment if at the time of any such proposed assignment, any Default under this Agreement has occurred and is continuing.

2.12          Defaulting Banks.  Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a)           Commitment Fees payable in accordance with Section 2.05(a) shall cease to accrue on the unfunded portion of the Commitment Amount of such Defaulting Bank;

(b)           the Commitment Amount and Credit Exposure of such Defaulting Bank shall not be included in determining whether all Banks or the Required Banks have taken or may take any action hereunder (including any amendment, waiver, or consent pursuant to Section 9.01); provided that any waiver, amendment, consent, or other modification that (i) reduces the principal of, or interest on, any reimbursement obligation or any fee or other amount payable to such Defaulting Bank hereunder, (ii) increases such Defaulting Bank's Commitment Amount, (iii) extends the Termination Date, (iv) postpones any date fixed for any payment of principal of, or interest on, any reimbursement obligation, fee or other amount payable to such Defaulting Bank hereunder, or (iv) requires the consent of all Banks or each affected Bank which affects such Defaulting Bank differently than other affected Banks shall, in each case, require the consent of such Defaulting Bank;

(c)           if any Credit Exposure exists at the time a Bank becomes a Defaulting Bank then:

(i)            all or any part of such Credit Exposure shall be reallocated among the non-Defaulting Banks in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all non-Defaulting Banks' Credit Exposures plus such Defaulting Bank's Credit Exposure does not exceed the total of all non-Defaulting Banks' Commitment Amounts and (y) the conditions set forth in Section 3.02 are satisfied at such time;

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, each Applicant shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Bank's Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in a manner satisfactory to the Administrative Agent and the Issuing Bank in their sole discretion for so long as such Credit Exposure is outstanding;

(iii)           if any Applicant cash collateralizes any portion of such Defaulting Bank's Credit Exposure pursuant to Section 2.12(c), the Applicants shall not be required to pay any fees to such Defaulting Bank pursuant to Section 2.05(b) with respect to such Defaulting Bank's Credit Exposure during the period such Defaulting Bank's Credit Exposure is cash collateralized;

(iv)           if the Credit Exposure of the non-Defaulting Banks is reallocated pursuant to Section 2.12(c), then the fees payable to the Banks pursuant to Section 2.05(a) and Section 2.05(b) shall be adjusted in accordance with such non-Defaulting Banks' Pro Rata Shares; or

(v)            if any Defaulting Bank's Credit Exposure is neither cash collateralized nor reallocated pursuant to Section 2.12(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Bank hereunder, all fees that otherwise would have been payable to such Defaulting Bank under Section 2.05(b) with respect to such Defaulting Bank's Credit Exposure shall be payable to the Issuing Bank until such Credit Exposure is cash collateralized and/or reallocated; and

(d)           so long as any Bank is a Defaulting Bank, the Issuing Bank shall not be required to issue, amend, or increase any LOC, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Banks and/or cash collateral provided by the applicable Applicant in accordance with Section 2.12(c), and participating interests in any such newly issued or increased LOC shall be allocated among non-Defaulting Banks in a manner consistent with Section 2.12(c)(i) (and Defaulting Banks shall not participate therein).

In the event that the Administrative Agent, the Company, and the Issuing Bank each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the Credit Exposure of the Banks shall be readjusted to reflect the inclusion of such Bank's Commitment Amount and on such date such Bank shall purchase at par such participations in outstanding LOCs and LOC Disbursements as the Administrative Agent shall determine may be necessary in order for such Bank to hold such participations in accordance with its Pro Rata Share.

2.13          Certain Provisions Relating to the Issuing Bank.

(a)           LOC Requests.  The representations, warranties, and covenants by each Applicant under, and the rights and remedies of the Issuing Bank under, any LOC Request or any documents or agreements delivered to the Issuing Bank pursuant to Section 2.02(a)(i) relating to any LOC are in addition to, and not in limitation or derogation of, representations, warranties, and covenants by such Applicant under, and rights and remedies of the Issuing Bank and the other Banks under, this Agreement and applicable law.  Each Applicant acknowledges and agrees that all rights of the Issuing Bank under any LOC Request or any such other documents or agreements shall inure to the benefit of each Bank to the extent of its LOC Participating Interest in and LOC Disbursements in connection with the applicable LOC as fully as if such Bank were a party to such LOC Request or any such other documents or agreements.  In the event of any inconsistency between the terms of this Agreement and any LOC Request or any such other documents or agreements, this Agreement shall prevail.

(b)           Certain Provisions.  The Issuing Bank shall have no duties or responsibilities to the Administrative Agent or any Bank except those expressly set forth in this Agreement, and no fiduciary or other implied duties or responsibilities on the part of the Issuing Bank shall be read into this Agreement or shall otherwise exist.  The duties and responsibilities of the Issuing Bank to the Banks and the Administrative Agent under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Issuing Bank shall not have a fiduciary relationship in respect of the Administrative Agent, any Bank or any other Person.  The Issuing Bank shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any Loan Document or LOC, except to the extent resulting from its gross negligence or willful misconduct.  The Issuing Bank shall not be under any obligation to ascertain, inquire or give any notice to the Administrative Agent or any Bank relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of any Applicant, (ii) the business, operations, condition (financial or otherwise) or prospects of the Company, any other Applicant, or any other Person,

(iii) anything that has had or could be reasonably expected to have a Material Adverse Effect, or (iv) the existence of any Default.  The Issuing Bank shall not be under any obligation, either initially or on a continuing basis, to provide the Administrative Agent or any Bank with any notices, reports or information of any nature, whether in its possession now or hereafter, except for such notices, reports and other information expressly required by this Agreement to be so furnished.  The Issuing Bank shall not be responsible for the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any Loan Document.

(c)           Administration.  The Issuing Bank may rely upon any notice or other communication of any nature (written, electronic or oral, including telephone conversations and transmissions through the Issuing Bank's remote access system, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any other Loan Document) purportedly made by or on behalf of the proper party or parties, and the Issuing Bank shall not have any duty to verify the identity or authority of any Person giving such notice or other communication.  The Issuing Bank may consult with legal counsel (including its in-house counsel or in-house or other counsel for any Applicant), independent public accountants and any other experts selected by it, and the Issuing Bank shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts.  Whenever the Issuing Bank shall deem it necessary or desirable that a matter be proved or established with respect to any Applicant, the Administrative Agent, or any Bank, such matter may be established by a certificate of such Applicant, the Administrative Agent, or such Bank, as the case may be, and the Issuing Bank may conclusively rely upon such certificate.  The Issuing Bank shall not be deemed to have any knowledge or notice of the occurrence of any Default unless the Issuing Bank has received notice from a Bank, the Administrative Agent, or the Company referring to this Agreement, describing such Default, and stating that such notice is a "notice of default".

(d)           No Liability of the Issuing Bank.  Each Applicant assumes all risks of the acts or omissions of any Beneficiary of any LOC with respect to its use of such LOC.  Neither the Issuing Bank nor any other Bank nor any of their officers, directors, employees, Affiliates, or agents shall be liable or responsible for: (a) the use that may be made of any LOC or any acts or omissions of any Beneficiary in connection therewith; (b) the validity, sufficiency, or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; or (c) payment by the Issuing Bank against presentation of documents that strictly or substantially comply with the terms of an LOC, including failure of any documents to bear any reference or adequate reference to the LOC.  In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(e)           Successor Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank, and the successor Issuing Bank.  The Administrative Agent shall notify the Banks of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, each Applicant shall pay all unpaid fees accrued for the account of the replaced Issuing Bank, including pursuant to Section 2.05 and the Mandate Letter.  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to LOCs to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to LOCs issued by it prior to such replacement, but shall not be required to issue additional LOCs.

(f)           Additional Issuing Banks.  From time to time, the Company may by written notice to the Administrative Agent designate up to three Banks (in addition to DB) as an Issuing Bank hereunder, each of which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as an Issuing Bank.  Each such additional Issuing Bank shall execute and deliver an Issuing Bank Joinder Agreement and upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) shall thereafter be an Issuing Bank hereunder for all purposes.

(g)           Indemnification of Issuing Bank by Banks.  Each Bank severally agrees to reimburse and indemnify the Issuing Bank and each of its directors, officers, employees, Affiliates, advisors, and agents (to the extent not promptly reimbursed by the Applicants or paid by the Credit Parties pursuant to Section 9.04 and without limitation of the obligations of those parties' to do so), in accordance with its Pro Rata Share, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including the reasonable and documented fees and disbursements of counsel for the Issuing Bank or such other Person, including in connection with any investigative, administrative, or judicial proceeding commenced or threatened, whether or not the Issuing Bank or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Issuing Bank, in its capacity as such, or such other Person, as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document or any LOC, any action taken or omitted by the Issuing Bank hereunder, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any LOC; provided that no Bank shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements to the extent resulting from the gross negligence or willful misconduct of the Issuing Bank or such other Person, as finally determined by a court of competent jurisdiction.

2.14          Issuing Bank in its Individual Capacity.  With respect to its commitments and the obligations owing to it, the Issuing Bank shall have the same rights and powers under this Agreement and each other Loan Document as any other Bank and may exercise the same as though it were not the Issuing Bank, and the term "Banks" and like terms shall include the Issuing Bank in its individual capacity as such.  The Issuing Bank and its Affiliates may make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of, act as agent under other credit facilities for, and engage in any other business with, the Company, any other Applicant, any Subsidiary or Affiliate thereof, and any owner of Equity Interests in any Applicant, as though the Issuing Bank were not the Issuing Bank hereunder and without any duty to account therefor to the other Banks.

2.15          Currency Indemnity.

(a)           Each Credit Party's obligation to make payments hereunder in any Specified Currency shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment or otherwise, which is expressed in or converted into any currency other than the Specified Currency, except to the extent that such tender or recovery results in the actual receipt by the Administrative Agent of the full amount of the Specified Currency payable under this Agreement.  Each Credit Party shall indemnify the Administrative Agent, the Issuing Bank, and the other Banks for any shortfall and such Credit Party's obligation to make payments in the Specified Currency shall be enforceable as an alternative or additional cause of action to the extent that such actual receipt is less than the full amount of the Specified Currency expressed to be payable hereunder, and shall not be affected by judgment being obtained for other sums due hereunder.

(b)           If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Specified Currency (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in the Specified Currency, the conversion shall be made at the Dollar Equivalent of such amount, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the "Judgment Currency Conversion Date").  If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the applicable Credit Party obligated in respect thereof covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Specified Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

2.16          Subsidiary Applicants.  Subject to the consent of the Administrative Agent, the Issuing Bank, and the other Banks (such consents not to be unreasonably withheld), the Company from time to time may designate any Subsidiary as a Subsidiary Applicant by (i) delivering to the Administrative Agent an Adherence Agreement executed by such Subsidiary, the Company, the Issuing Bank, the other Banks, and the Administrative Agent and (ii) taking such further actions as the Administrative Agent may reasonably request, including executing and delivering other instruments, documents, and agreements corresponding to those obtained in respect of the Company, all in form and substance reasonably satisfactory to the Administrative Agent.  Upon such delivery and the taking of such further actions such Subsidiary shall for all purposes of this Agreement be a Subsidiary Applicant and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a "Notice of Termination" (as defined in the applicable Adherence Agreement) in respect of such Subsidiary, whereupon such Subsidiary shall cease to be a Subsidiary Applicant.  Notwithstanding the preceding sentence, no such Notice of Termination will become effective as to any Subsidiary Applicant at a time when any Obligations of such Subsidiary Applicant shall be outstanding hereunder or any LOC issued at the request of such Subsidiary Applicant shall be outstanding (which shall not have been cash collateralized in a manner satisfactory to the Administrative Agent and the Issuing Bank in their sole discretion); provided that such Notice of Termination shall be effective to terminate such Subsidiary Applicant's right to request LOCs hereunder.  The Subsidiary Applicants as of the Closing Date are set forth on Schedule III.

2.17          Guarantee.

(a)           Guarantee.  Each Guarantor hereby irrevocably and unconditionally guarantees to the Administrative Agent for its benefit and the benefit of the Issuing Bank and the other Banks, the due and punctual payment of all Guaranteed Obligations.  Each Guarantor agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligations.  Each and every default in payment or performance on any Guaranteed Obligation shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises.

(b)           Guaranteed Obligations Not Waived.  To the fullest extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from, and protest to the applicable Applicant or to any other guarantor of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.  To the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against any

Applicant or any other Person under the provisions of the Loan Documents or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release of any Person from any of the terms or provisions of any Loan Document or any other agreement; (iii) the failure or delay of the Administrative Agent, the Issuing Bank, or any other Bank for any reason whatsoever to exercise any right or remedy against any other guarantor of any Obligations; (iv) the failure of the Administrative Agent, the Issuing Bank, or any other Bank to assert any claim or demand or to enforce any remedy under any Loan Document, any guarantee or any other agreement or instrument; (v) any default, failure or delay, willful or otherwise, in the performance of any Obligations; (vi) the failure of perfection of any Lien or other rights of the Administrative Agent, the Issuing Bank, or any other Bank in respect of any security for any Obligations, the release or impairment of any such Lien or rights, or the failure to assert any such Lien or rights or any other failure to realize upon any such Lien or rights (recourse by the Secured Parties to any such Lien or rights not being a condition to the obligations of each Guarantor under this Section 2.17); or (vii) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge or exoneration of such Guarantor as a matter of law or equity or which would impair or eliminate any right of such Guarantor to subrogation.

(c)           Guarantee of Payment.  Each Guarantor agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, that such guarantee may be enforced at any time and from time to time, on one or more occasions, during the continuance of any Event of Default, without any prior demand or enforcement in respect of any Guaranteed Obligations, and that such Guarantor waives any right to require that any resort be had by the Administrative Agent, the Issuing Bank, or any other Bank to any other guarantee, or to any security held for payment of any Guaranteed Obligations.  The solicitation of, or the delivery by any Guarantor of, any confirmation or reaffirmation of this Agreement under any circumstance shall not give rise to any inference as to the continued effectiveness of this Agreement in any other circumstance in which the confirmation or reaffirmation hereof has not been solicited or has not been delivered, and the obligations of such Guarantor hereunder shall continue in effect as herein provided notwithstanding any solicitation or delivery of any confirmation or reaffirmation hereof or thereof, or any failure to solicit or to deliver any such confirmation or reaffirmation, under any circumstances.

(d)           No Discharge or Diminishment of Guarantee.  The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Guaranteed Obligations), including any claim of waiver, release, surrender, amendment, modification, alteration or compromise of any of the Guaranteed Obligations or of any collateral security or guarantee or other accommodation in respect thereof, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or any Loan Document or any provision thereof (or of this Agreement or any provision hereof) or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by any change of location, form or jurisdiction of any Applicant or any other Person, any merger, consolidation, or amalgamation of any Applicant or any other Person into or with any other Person, any sale, lease or transfer of any of the assets of any Applicant or any other Person to any other Person, any other change of form, structure, or status under any law in respect of any Applicant or any other Person, or any other occurrence, circumstance, happening or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, that might otherwise constitute a legal or equitable defense, release, exoneration, or discharge or that might otherwise limit recourse against any Applicant, such Guarantor or any other Person.  The obligations of each Guarantor hereunder shall extend to all Obligations of the Applicants without limitation of amount, and each Guarantor agrees that it shall be obligated to honor its guarantee hereunder whether or not any other guarantor or any Person that has provided any collateral or that is the obligor in respect of any obligation that constitutes collateral for any Obligations of any Applicant (i) has been called to honor its guarantee or provide such collateral or honor any such obligation or, (ii) having been so called has failed to do so in whole or in part, or (iii) has been released for any reason whatsoever from any such obligation.

(e)           Defenses Waived; Maturity of Guaranteed Obligations.  To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any Applicant or any other guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Applicant, other than the final payment in full in cash of the Guaranteed Obligations.  The Administrative Agent, the Issuing Bank, and the other Banks may, at their election, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Applicant or any other Person or exercise any other right or remedy available to them against any Applicant or any other Person, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been fully and finally paid in cash.  To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Applicant or any other Person, as the case may be, or any security.  Each Guarantor agrees that, as between such Guarantor, on the one hand, and the Administrative Agent, the Issuing Bank, and the other Banks, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated for the purposes of such Guarantor's guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration as to any Applicant in respect of the Guaranteed Obligations (other than any notices and cure periods expressly granted to an Applicant in this Agreement or any other Loan Document evidencing or securing the Obligations of such Applicant) and (ii) in the event of any such acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable in full by such Guarantor for purposes of this Agreement.

(f)           Agreement to Pay; Subordination. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent, the Issuing Bank, or any other Bank has at law or in equity against each Guarantor by virtue hereof, upon the failure of any Applicant to pay (after the giving of any required notice and the expiration of any cure period expressly granted to such Applicant in this Agreement or any other Loan Document evidencing or securing any Obligation of such Applicant) any Guaranteed Obligation when and as the same shall become due, whether at maturity, upon mandatory prepayment, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for its benefit and the benefit of the Issuing Bank and the other Banks, in cash the amount of such unpaid Guaranteed Obligation.  Upon payment by each Guarantor of any sums as provided above, all rights of such Guarantor against the applicable Applicant or any other Person arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Guaranteed Obligations.  In addition, any indebtedness of any Applicant now or hereafter held by each Guarantor is hereby subordinated in right of payment to the prior payment in full of the Guaranteed Obligations.  If any amount shall erroneously be paid to any Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity, or similar right, or (ii) any such indebtedness of any Applicant, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured.

(g)           Reinstatement.  Each Guarantor further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Bank, or any other Bank upon the bankruptcy or reorganization of any Applicant or otherwise.

Nothing shall discharge or satisfy the liability of any Guarantor hereunder except the full and final performance and payment in cash of the Guaranteed Obligations.

(h)           Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of each Applicant's financial condition and assets, and of all other circumstances bearing upon the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent, the Issuing Bank, nor any other Bank will have any duty to advise such Guarantor of information now or hereafter known to it or any of them regarding any of the foregoing.

2.18          Cash Collateralization; Mandatory Prepayments.

(a)           If, at any time, the Dollar Equivalent of the Credit Exposure exceeds the aggregate Commitment Amounts (including by reason of fluctuations in exchange rates), then one or more of the Applicants shall, within two (2) Business Days after notice thereof from the Administrative Agent, cash collateralize any outstanding LOCs in a manner satisfactory to the Administrative Agent and the Issuing Bank in their sole discretion and/or pay or reimburse any other amounts then due and payable under the Facility, in each case in an amount sufficient to eliminate such excess; provided, however, that no Applicant (other than a Guarantor) shall be required to cash collateralize any amounts attributable to an LOC issued at the request of any other Applicant.

(b)           Each payment of cash collateral pursuant to clause (a) above shall be made by the applicable Applicant to the Collateral Account.

(c)           Nothing contained in this Section shall limit any rights or remedies of any Secured Party in connection with any Event of Default (whether or not related to any event referred to in this Section).

2.19          Subordination.  The Guarantors shall cause the obligations of each Guarantor to any Credit Party or Subsidiary to be subordinated to the prior payment in full in cash of the Obligations (including cash collateralization of the LOCs) so that no payment thereof is made or received if any Event of Default exists or would exist after giving effect thereto, and each Guarantor hereby agrees not to make any such payment that would be so subordinated; provided that so long as no Event of Default has occurred and is continuing or would exist after giving effect thereto, the obligations of any Guarantor to any Credit Party or Subsidiary may be paid in accordance with the provisions of the agreements governing such obligations; provided, further, that no such obligations shall be evidenced by a promissory note or any other negotiable instrument.

ARTICLE III

CONDITIONS

3.01          Conditions Precedent to Closing Date.  The occurrence of the Closing Date, and the obligation of the Issuing Bank to issue any LOC, is subject to the satisfaction (or waiver in accordance with Section 9.01) of the following conditions precedent:

(a)           The Administrative Agent shall have received from each party hereto or thereto either (i) a counterpart of this Agreement, the Security Agreement, and the Cash Collateral Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and the Cash Collateral Agreement.

(b)           The Administrative Agent shall have received from the Company a signed certificate, dated as of the Closing Date and signed by a Responsible Officer of the Company on behalf of the Company and each other Guarantor, certifying as to (i) the truth in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the Closing Date and (ii) the absence of any Default.

(c)           Direct receipt by the Administrative Agent for distribution to the Secured Parties or filing with the SEC of the audited consolidated financial statements of the Company and its consolidated Subsidiaries for the two most recent fiscal years ended prior to the Closing Date.

(d)           The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence, and good standing of each Credit Party, the authorization of the transactions contemplated hereby, and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Administrative Agent, including (i) certified copies of the resolutions (or comparable evidence of authority) of each Credit Party approving the transactions contemplated by the Loan Documents and (ii) a certification as to the names and true signatures of the officers of each Credit Party that are authorized to sign the Loan Documents and the other documents to be delivered hereunder.

(e)           The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Banks and dated the Closing Date) of Jones Day, counsel to the Guarantors, substantially in the form of Exhibit C, and covering such other matters relating to the Credit Parties, their respective Constituent Documents, the Loan Documents, or the transactions contemplated hereby as the Administrative Agent or the Required Banks shall reasonably request.  Each Credit Party hereby requests such counsel to deliver such opinion, which may be delivered by electronic transmission to the Administrative Agent with the signed original(s) to follow within five (5) days after the Closing Date.

(f)            The Administrative Agent shall have received such other assurances, certificates, documents, consents, or instruments as the Administrative Agent, the Issuing Bank, or the Required Banks may reasonably request.

(g)           There shall exist no action, suit, investigation, litigation or proceeding affecting any Credit Party or any of its Subsidiaries pending or threatened in writing before any Governmental Authority that (x) could be reasonably expected to have a Material Adverse Effect or (y) could reasonably be expected to materially adversely affect the legality, validity, or enforceability of any Loan Document or the transactions contemplated hereby.

(h)           No development or change shall have occurred after January 3, 2010, and no information shall have become known after such date, that has had or could reasonably be expected to have a Material Adverse Effect.

(i)            The Administrative Agent shall have received written authorization from each Guarantor to file UCC financing statements satisfactory to the Administrative Agent with respect to the Collateral, or written evidence satisfactory to the Administrative Agent that the same have been filed or submitted for filing in the appropriate public filing office(s).

(j)            The Administrative Agent shall have received one or more waivers or consents, as applicable, from the lenders, issuers, or other appropriate parties in respect of any other letter of credit facility or any other agreement to which any Guarantor is a party which restricts or prohibits the Facility, the granting of any security interest in any Collateral hereunder, or any of the transactions contemplated hereby, including in respect of the Existing Credit Facility.

(k)           The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including pursuant to the Mandate Letter and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by any Applicant hereunder, including the reasonable fees and disbursements invoiced through the Closing Date of DB's special counsel, Moses & Singer LLP.

The Administrative Agent shall notify the Company and the Banks of the Closing Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Issuing Bank to issue LOCs hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.01) at or prior to 3:00 p.m., New York City time, on April 12, 2010 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

3.02          Conditions Precedent to Each Issuance, Extension or Increase of an LOC.  In addition to the conditions to issuance, extension, or increase set forth in Section 2.01, the obligation of the Issuing Bank to issue, extend, or increase the amount of an LOC (including any issuance on the Closing Date) shall be subject to the further conditions precedent that on the date of such issuance, extension, or increase:

(a)           the representations and warranties contained in each Loan Document are true and correct in all material respects on and as of such date, before and after giving effect to such issuance, extension (other than any automatic extension of an LOC), or increase, as though made on and as of such date, other than any such representation or warranty that, by its terms, refers to a specific date other than the date of such issuance, extension or increase, in which case as of such specific date;

(b)           no Default has occurred and is continuing or would result from such issuance, extension, or increase;

(c)           the Administrative Agent shall have received such other assurances, certificates, documents, or consents as the Administrative Agent may reasonably request or as the Administrative Agent shall have been notified was reasonably requested by the Issuing Bank or the Required Banks in order to issue or properly account for the applicable LOC; and

(d)           in the case of the issuance, extension or increase of the amount of any LOC denominated in an Alternate Currency, there shall not have occurred any change in national or international financial, political, or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the Issuing Bank would make it impracticable for such LOC to be issued, extended or increased in such Alternate Currency.

Each request for issuance, extension, or increase of an LOC and each automatic extension permitted pursuant to Section 2.02(c) shall be deemed to be a representation and warranty by the applicable Applicant that both on the date of such request and on the date of such issuance, extension, or increase or automatic extension the foregoing statements are true and correct.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Guarantor represents and warrants as follows:

4.01          Existence, Etc.  Each Credit Party and each Subsidiary (i) is duly organized or formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation, except, in the case of the good standing of any Subsidiary, where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (ii) is duly qualified and in good standing as a foreign corporation or other entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite power and authority (including all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except where the failure to have any license, permit or other approval could not reasonably be expected to have a Material Adverse Effect.

4.02          Authority and Authorization.  The execution, delivery, and performance by each Credit Party of each Loan Document to which such Credit Party is party, and the consummation of the transactions contemplated thereby, are within the organizational powers of such Credit Party, have been duly authorized by all necessary organizational action, and do not (i) contravene the Constituent Documents of such Credit Party, (ii) violate any law, rule, regulation (including Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting such Credit Party or its properties, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of such Credit Party other than in favor of the Administrative Agent pursuant to the Loan Documents, which, in the case of any violation, conflict, breach or default under clause (ii), (iii), or (iv) could reasonably be expected to have a Material Adverse Effect.  No Credit Party is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could reasonably be expected to have a Material Adverse Effect.

4.03          Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery, or performance by any Credit Party of any Loan Document to which it is party or the consummation of the transactions contemplated thereby, other than as may be required (and has been obtained and is in full force and effect) under the Existing Credit Facility or any Hedge Agreements to which such Credit Party is a party as of the Closing Date.

4.04          Enforceability.  This Agreement has been, and each other Loan Document to which a Credit Party is a party, has been or when delivered hereunder will have been, duly executed and delivered by such Credit Party.  This Agreement is, and each other Loan Document to which a Credit Party is a party, is or when delivered hereunder will be, the legal, valid, and binding obligation of such Credit Party, enforceable against it in accordance with the terms thereof, subject to bankruptcy, insolvency, and similar laws of general application relating to creditors' rights and to general principles of equity.

4.05          Litigation.  Except as disclosed in the Company's filings with the SEC from time to time, there is no action, suit, investigation, litigation or proceeding affecting any Guarantor pending or, to the knowledge of any Guarantor, threatened in writing before any Governmental Authority that (i) could reasonably be expected to have a Material Adverse Effect or (ii) could reasonably be expected to affect the legality, validity, or enforceability of any Loan Document or the transactions contemplated by the Loan Documents.

4.06          Financials.  The Company has heretofore furnished to the Banks its consolidated balance sheet and statements of income, partners' or shareholders' equity (as the case may be) and cash flows  as of and for the fiscal year ended January 3, 2010 and December 28, 2008, reported on by

PricewaterhouseCoopers LLP, independent public accountants.  Such financial materials present fairly, in all material respects, the financial position and results of operations, partners' or shareholders' equity (as the case may be) and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.  Since January 3, 2010, there has been no Material Adverse Change.

4.07          Properties.

(a)           Each Credit Party and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)           Each Credit Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Credit Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.08          Accuracy of Information.  No written information, exhibit, or report furnished by or on behalf of any Credit Party to the Administrative Agent or any Bank in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading as at the date it was dated (or if not dated, so delivered).

4.09          Margin Stock.  No Applicant is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or extending credit for the purpose of purchasing or carrying margin stock.

4.10          Compliance with Laws and Agreements.  Each Credit Party is in compliance with all laws, regulations, and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Credit Party is in default in any material respect beyond any applicable grace period under or with respect to any of its Constituent Documents or any indenture, agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound, the existence of which default has not been waived in writing and which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.11          Compliance with Certain Acts.  Each Credit Party is in compliance in all material respects with the Patriot Act.  No part of any payment under any LOC will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended from time to time, and any successor statute or statutes.  Neither any Credit Party nor any of its directors, officers, managers or principal employees is on the list of Specially Designated Nationals and Blocked Persons issued by OFAC.

4.12          Investment Company Act.  No Credit Party is an "investment company", or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the United States Investment Company Act of 1940, as amended from time to time, and any successor statute or statutes.  Neither the making of any LOC Disbursements, nor the issuance of any LOC, nor the application of the proceeds or repayment thereof, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation, or order of the SEC thereunder.

4.13          Solvency.  Each Guarantor is, individually and together with its Subsidiaries, Solvent.

4.14          No Immunity.  Each Credit Party's execution, delivery, and performance of this Agreement and the other Loan Documents constitute private rather than public or government acts and neither it nor any of its property has any sovereign immunity from jurisdiction of any court or from set-off or any legal process under the laws of the United States of America or the State of New York or the laws of its jurisdiction of organization.

4.15          Taxes.  The Company and each of its Subsidiaries has filed, has caused to be filed or has been included in all material United States federal tax returns and all other material tax returns required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, except to the extent contested in good faith and by appropriate proceedings (in which case adequate reserves have been established therefor in accordance with GAAP).

4.16          No Default.  No Default has occurred and is continuing.

4.17          Subsidiaries.  Each Credit Party other than the Company is a Subsidiary of the Company.

4.18          Disclosure.  Each Credit Party has disclosed to the Banks all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No reports, financial statements, certificates, or other information furnished by or on behalf of any Credit Party to the Administrative Agent or any Bank in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Credit Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

4.19          ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  As of the date hereof, neither the Company nor any Person which would be aggregated with the Company for ERISA purposes has any Plan that is a defined-benefit plan or has within the preceding three (3) years maintained or contributed to such a plan.

4.20          Security Interests and Liens.  The Security Agreement and the Cash Collateral Agreement create, as security for all the Obligations, a valid and enforceable, perfected first priority security interest in and Lien on all of the Collateral, in favor of the Administrative Agent as agent for the benefit of the Secured Parties, subject to no other Liens, except for Permitted Encumbrances and as expressly permitted by the Cash Collateral Agreement in favor of the Intermediary referred to therein and except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors' rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.  Such security interest in and Lien on the Collateral shall be superior to and prior to the rights of all third parties in the Collateral except as expressly permitted by the Cash Collateral Agreement in favor of the Intermediary referred to therein and under this Agreement.  The Lien in favor of the Administrative Agent referred to in this Section is and shall be the sole and exclusive Lien on the Collateral subject thereto except as expressly permitted by any Cash Collateral Agreement in favor of the Intermediary referred to therein and under this Agreement.

4.21          Pari Passu Ranking.  Without derogating from the secured nature of the Guarantors' Obligations, each Credit Party's obligations under or in respect of each Loan Document rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for claims that are preferred by any bankruptcy, insolvency, liquidation, or other similar laws of general application.

4.22          Burdensome Agreements.  To the Credit Parties' knowledge, neither any Credit Party nor any of its Subsidiaries is a party to or bound by, nor are any of the properties or assets owned by any Credit Party or any of its Subsidiaries used in the conduct of their respective businesses affected by, any agreement, resolution, bond, note, or indenture that could reasonably be expected to result in a Material Adverse Effect.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each LOC Disbursement and all fees payable hereunder shall have been paid in full in cash and all LOCs shall have expired without any pending drawing or terminated, each Guarantor covenants and agrees with the Administrative Agent and each Bank that:

5.01          Information.  The Company will furnish to the Administrative Agent and each Bank:

(a)           as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, audited financial statements of the Company (with supporting schedules in form satisfactory to the Administrative Agent), including a consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, shareholders' or partners' equity, as applicable, and cash flows for such fiscal year, setting forth in each case in comparative form (commencing with the first fiscal year for which the Company had a corresponding prior fiscal period) the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLC or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)           as soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of such quarter and the related unaudited consolidated statements of operations, shareholders' or partners' equity, as applicable, and cash flows for such quarter and for the portion of the Company's fiscal year ended at the end of such quarter, setting forth in each case in comparative form (commencing with the first fiscal quarter for which the Company had a corresponding quarter in the prior fiscal year) the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, together with supporting schedules in form satisfactory to the Administrative Agent;

(c)           simultaneously with the delivery of each set of financial statements referred to in Section 5.01(a) or 5.01(b), a certificate of the chief financial officer or the chief accounting officer of the Company, certifying (i) that such financial statements fairly present in all material respects the financial condition and the results of operations, shareholders' or partners' equity, as applicable, and cash flows of the Company and its consolidated Subsidiaries on the dates and for the periods indicated, in accordance with GAAP consistently applied, subject, in the case of interim financial statements, to normally recurring year-end adjustments and the absence of footnotes, and (ii) that such officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Company during the period beginning on the date through which the last such review was made pursuant to this Section 5.01(c) (or, in the case of the first certification pursuant to this Section 5.01(c), the Closing Date) and ending on a date not more than ten (10) Business Days prior to the date of such delivery and that on the basis of such review of the Loan Documents, the use of the proceeds of the LOCs, and the business and condition of the Company, to the actual knowledge of such officer, no Default has occurred or, if any such Default has occurred, specifying the nature and extent thereof and, if continuing, the action the Applicants are taking or propose to take in respect thereof;

(d)           a certificate of a Responsible Officer of the Company, setting forth the details thereof and the action that the affected Person(s) is taking or proposes to take with respect thereto:  promptly and in any event within five (5) days (or 15 days in the case of an event specified in subclause (iv)) after a Responsible Officer of any Credit Party obtains knowledge of any of the following events:  (i) any Default that is then continuing, (ii) any litigation or governmental proceeding pending or threatened against or involving any Credit Party or subsidiary thereof as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (unless the Company has reasonably determined that an adverse determination would not, individually or in the aggregate, result in a Material Adverse Effect), (iii) any monetary default in excess of $25,000,000 or other material default that is then continuing under any Indebtedness, (iv) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Credit Party and its Subsidiaries in an aggregate amount exceeding $25,000,000, and (v) any other events, acts, or conditions that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect (unless the Company has reasonably determined that such other events, acts or conditions would not, individually or in the aggregate, result in a Material Adverse Effect); and

(e)           reasonably promptly following any request therefor, such additional information regarding any Applicant or any Subsidiary or compliance with the terms of this Agreement or the other Loan Documents as the Administrative Agent or any Bank may reasonably request.

Anything required to be delivered pursuant to Section 5.01(a) or (b) above (to the extent any such financial statements or reports are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Company posts such reports, or provides a link thereto, on the Company's website on the Internet, or on the date on which such reports are filed with the SEC and become publicly available.

5.02          Existence.  Each Guarantor shall do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, authorizations, qualifications and accreditations material to the conduct of its business, in each case if the failure to do so, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation or other transaction expressly permitted hereunder.

5.03          Payment of Obligations.  Each Credit Party will, and will cause each of its Subsidiaries to, pay and discharge, at or before maturity, all of its respective material obligations and liabilities, including any obligation pursuant to any agreement by which it or any of its properties is bound and any

Tax liabilities, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently pursued, (ii) such Applicant or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (iii) the failure to make such payment pending such contest could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.04          Compliance with Laws.  Each Guarantor will comply with all applicable laws, ordinances, rules, regulations, and requirements of Governmental Authorities (including ERISA) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.05          Inspection of Property, Books and Records.  Each Credit Party will keep, and will cause each of its Subsidiaries to keep, adequate books of record and account in which entries, in accordance with GAAP consistently applied, shall be made of all material financial matters and transactions in relation to its business and activities; and will permit representatives of the Administrative Agent or any Bank to visit and inspect (upon one (1) Business Day's notice) any of its properties, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all during regular business hours and as often as reasonably requested (provided, however, that unless an Event of Default shall have occurred and be continuing, such inspection right shall be limited to one occurrence per Bank in any 12-month period).

5.06          Maintenance of Property; Insurance.

(a)           Each Credit Party will, and will cause each of its Subsidiaries to, keep and maintain all property necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           Each Credit Party (i) shall maintain, and cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated companies engaged in the same or similar businesses as the Company and the Subsidiaries) and against such risks as are customarily maintained by reputable companies under similar circumstances, and (ii) shall furnish to the Administrative Agent from time to time, upon written request, copies of certificates of insurance under which such insurance is issued and such other information relating to such insurance as the Administrative Agent or any Bank may reasonably request.  On or prior to the date that is three (3) Business Days after the Closing Date, the Administrative Agent shall have received from the Guarantors all documentation referred to in Section 4(j) of the Security Agreement that has not theretofore been furnished to the Administrative Agent, such documentation to be in form and substance reasonably satisfactory to the Administrative Agent.

5.07          Collateral Account.  The Company shall establish and maintain with the bank serving as the Administrative Agent the Collateral Account into which the Collateral shall be deposited and maintained until application thereof in accordance with this Agreement and the Cash Collateral Agreement or other Collateral Documents.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account.  As and to the extent required under Section 2.18 and Section 7.02, the applicable Applicant shall deposit in the Collateral Account an additional amount in cash, as collateral security for the payment of all the Obligations.

5.08          Further Assurances.  Each Applicant shall execute, deliver, and acknowledge such Collateral Documents, and take such further actions from time to time, as the Administrative Agent acting on behalf of the Secured Parties may reasonably request from time to time for the purpose of granting to, maintaining or perfecting in favor of, the Administrative Agent for the benefit of the Secured Parties, or enforcing, first priority and exclusive security interests in the Collateral, including providing such reasonable assurances as to the enforceability and priority of the Liens and security interests of the Secured Parties and assurances of due recording of the Collateral Documents as the Administrative Agent may reasonably require.

5.09          Annual Budget.  During the continuance of a Default or an Event of Default, at the request of any Bank, the Company will furnish to the Administrative Agent and each Bank, within ten (10) Business Days after such request, a copy of the Company's annual budget for the then current fiscal year.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each LOC Disbursement and all fees payable hereunder shall have been paid in full in cash and all LOCs shall have expired without any pending drawing or terminated, each Guarantor covenants and agrees with the Administrative Agent and each Bank that:

6.01          Indebtedness.  No Guarantor will at any time create, incur, assume, or guarantee any Indebtedness other than:

(a)           Indebtedness under this Facility,

(b)           Indebtedness that is non-recourse to such Guarantor (including Indebtedness containing customary recourse carve-outs, including those for environmental indemnities); provided that such Indebtedness shall not be permitted under this clause (b) if in connection therewith a personal recourse claim is established by judgment, decree or award by any court of competent jurisdiction or arbitrator of competent jurisdiction and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken to attach or levy upon any assets such Guarantor to enforce any such judgment, decree or award,

(c)           Indebtedness existing on the date hereof and listed on Schedule IV,

(d)           Indebtedness arising from the endorsement of instruments for collection in the ordinary course of business,

(e)           Indebtedness of any Guarantor (on the one hand) to the Company or any Subsidiary (on the other hand) in the ordinary course of business as conducted from time to time, which Indebtedness shall be subordinated to the prior payment in full in cash of the Obligations in accordance with Section 2.19;

(f)            Guarantees by any Guarantor in the ordinary course of business as conducted from time to time of any Guarantor or any Subsidiary, for any obligation other than Financial Indebtedness;

(g)           Indebtedness in favor of customers and suppliers of the Company and the Subsidiaries in connection with supply and purchase agreements in an aggregate principal amount not to exceed Two Hundred Million Dollars ($200,000,000) at any one time and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof);

(h)           Indebtedness in respect of (i) the Company's 1.25% Senior Convertible Debentures due 2027 issued under that certain Indenture (the "Indenture"), dated as of February 7, 2007 by and among the Company and Wells Fargo Bank, National Association (the "Trustee"), that certain First Supplemental Indenture, dated as of February 7, 2007 by and among the Company and the Trustee with respect to the Company's 1.25% Senior Convertible Debentures due 2027, each as in effect on the date hereof, in the maximum aggregate principal amount not to exceed $200,000,000 plus accrued interest thereon, (ii) the Company's 0.75% Senior Convertible Debentures issued under the Indenture and that certain Second Supplemental Indenture, dated as of July 25, 2007, by and between the Company and the Trustee with respect to the Company's 0.75% Senior Convertible Debentures due 2027, each as in effect on the date hereof, in the maximum aggregate principal amount of $225,000,000 plus accrued interest thereon, (iii) the Company's 4.75% Senior Convertible Debentures due 2014 issued under the Indenture and that certain Third Supplemental Indenture, dated May 4, 2009 by and between the Company and the Trustee, in the maximum aggregate principal amount of $230,000,000, and refinancings thereof, and (iv) the Company's 4.5% Senior Convertible Debentures due 2015 issued under the Indenture and that certain Fourth Supplemental Indenture, dated April 1, 2010 by and between the Company and the Trustee, in the maximum aggregate principal amount of $250,000,000, and refinancings thereof;

(i)            Indebtedness owed to bonding companies in connection with obligations under bonding contracts (however titled) entered into in the ordinary course of business, pursuant to which such bonding companies issue bonds or otherwise secure performance of the Company and the Subsidiaries for the benefit of their customers and contract counterparties;

(j)            Indebtedness of the Company owing to International Finance Corporation, in an aggregate principal amount not to exceed, at any time, $75,000,000 (plus interest accruing thereon and costs, fees and expenses incurred in connection therewith);

(k)           Indebtedness of the Company, in an aggregate principal amount not to exceed $250,000,000, with a bank counterparty which is guarantied by the Export-Import Bank of the U.S.;

(l)            Indebtedness of any Guarantor pursuant to the Existing Credit Facility;

(m)           liabilities of the Guarantors under Hedge Agreements, with nationally recognized financial institutions reasonably satisfactory to the Administrative Agent pursuant to bona fide hedging transactions and not for speculation;

(n)           Indebtedness in connection with the factoring of the accounts receivable of any Guarantor in respect of rebates from U.S. Governmental Authorities pursuant to the Tech Credit Agreement in the ordinary course of business, which Indebtedness shall not exceed an aggregate amount equal to the face amount of such accounts receivable plus any accrued interest thereon;

(o)           Indebtedness consisting of guarantees by one or more Guarantors of payment obligations of customers under purchase agreements entered into by such customers with the Company or any of its Subsidiaries, in an aggregate amount for all the Guarantors combined not to exceed $50,000,000; and

(p)           other Indebtedness in an aggregate amount for all Guarantors not in excess of $25,000,000.

6.02          Certain Financial Covenants; Termination of Existing Credit Facilities.

(a)           At all times during the first three fiscal quarters of the Company during fiscal year 2010, the Company shall maintain on a consolidated basis unrestricted cash and cash equivalents in an aggregate amount not less than $100,000,000.  At all times thereafter, the Company shall maintain on a consolidated basis unrestricted cash and cash equivalents in an aggregate amount not less than the lesser of (i) $225,000,000 or (ii) an amount equal to the sum of (A) $50,000,000 plus (B) an amount equal fifty percent (50%) of the Dollar Equivalent of the Credit Exposure at such time.

(b)           The Company shall not permit or suffer the ratio of (i) the aggregate Financial Indebtedness of the Company and its consolidated Subsidiaries at any time (other than Indebtedness of any consolidated Subsidiary that is non-recourse to such Subsidiary except for customary carve-outs (including environmental liability, gross negligence or willful misconduct, and similar matters)) to (ii) the sum of (A) the aggregate Financial Indebtedness of the Company and its consolidated Subsidiaries at such time (other than Indebtedness of any consolidated Subsidiary that is non-recourse to such Subsidiary except for customary carve-outs (including environmental liability, gross negligence or willful misconduct, and similar matters)) plus (B) the stockholder's equity of the Company and its consolidated Subsidiaries at such time to exceed fifty-five percent (55%).

(c)           The Company shall maintain an interest coverage ratio on a rolling four quarters basis of consolidated EBITDA to consolidated interest expense (including all fees and charges with respect to LOCs) of not less than 3.0 to 1.0 at the end of any fiscal quarter of the Company.

(d)           The Company shall maintain a ratio of net consolidated Financial Indebtedness to consolidated EBITDA for the four immediately preceding completed fiscal quarters of the Company of not more than 5.5 to 1.0 at the end of any of the first three fiscal quarters of the Company ending during fiscal year 2010.  As used herein, "net consolidated Financial Indebtedness" means at any time an amount equal to (i) the aggregate Financial Indebtedness of the Company and its consolidated Subsidiaries at such time (other than Indebtedness of any consolidated Subsidiary that is non-recourse to such Subsidiary except for customary carve-outs (including environmental liability, gross negligence or willful misconduct, and similar matters)) minus (ii) the amount, if any, by which (A) the aggregate amount of unrestricted cash and cash equivalents of the Company and its consolidated Subsidiaries at such time exceeds (B) the aggregate amount of unrestricted cash and cash equivalents required to be maintained by the Company and its consolidated Subsidiaries at such time pursuant to Section 6.02(a).

(e)           At all times from and after the fourth fiscal quarter of the Company during fiscal year 2010, the Company shall maintain a ratio of gross Financial Indebtedness to consolidated EBITDA for the four immediately preceding completed fiscal quarters of the Company of not more than 4.0 to 1.0 at the end of any fiscal quarter of the Company.  As used herein, the term "gross Financial Indebtedness" means at any time the aggregate Financial Indebtedness of the Company and its consolidated Subsidiaries at such time (other than Indebtedness of any consolidated Subsidiary that is non-recourse to such Subsidiary except for customary carve-outs (including environmental liability, gross negligence or willful misconduct, and similar matters)).

(f)           The Administrative Agent shall have received evidence, satisfactory to it in its sole discretion, (i) of a substantial reduction of the credit available and amounts outstanding under each other letter of credit facility of the Applicants, including the Existing Facility, on or prior to the date that is three (3) months after the Closing Date, and (ii) the termination of each other letter of credit facility of the Applicants (including the termination of any Liens arising under or in connection therewith), including the Existing Facility, on or prior to the date that is six (6) months after the Closing Date.  Any letter of credit issuer under any such facility may be furnished LOCs hereunder to induce it to release any collateral security for any such facility and to support the obligations of the Credit Parties to reimburse or indemnify it in respect of any letters of credit outstanding thereunder.

6.03          Liens.  Except for (a) the Liens in favor of the Administrative Agent for the benefit of the Secured Parties arising pursuant to the Loan Documents, (b) Permitted Encumbrances, (c) the Liens expressly permitted by the Cash Collateral Agreement in favor of the Intermediary referred to therein, or (d) Liens on accounts receivable and any resulting credit balances arising from the factoring of the accounts receivable of any Credit Party or Subsidiary under the Tech Credit Agreement, no Guarantor shall create or suffer to exist any mortgage, pledge, security interest, encumbrance, or other Lien, whether junior, equal or superior in priority to the Liens created by the Loan Documents, on any Collateral.  In addition, other than as permitted by subclause (d) of the preceding sentence, no Guarantor shall create or suffer to exist any mortgage, pledge, security interest, encumbrance, or other Lien on its accounts receivable.

6.04          Pari Passu Ranking.  Without derogating from the Guarantors' obligations under the Loan Documents to, among other things, maintain a perfected security interest in the Collateral, each Guarantor will ensure that at all times the claims of the Banks and the Administrative Agent against it under the Loan Documents will rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for claims that are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

6.05          Consolidation, Merger and Sale of Assets.  No Guarantor shall (i) enter into any merger or consolidation, unless it is the surviving entity and no Default exists after giving effect thereto or unless such transaction is a Specified Transaction permitted pursuant to Section 6.14, (ii) liquidate, wind up or dissolve (or suffer any liquidation, winding up or dissolution), terminate, or discontinue its business, or (iii) except to a Subsidiary, sell, assign, lease, or otherwise transfer, in one transaction or a series of transactions, all or substantially all of its business or property, whether now or hereafter acquired, in each case other than in connection with a Specified Transaction.

6.06          Hedge Agreements.  No Guarantor will enter into any Hedge Agreement, except Hedge Agreements entered into in the ordinary course of business (not for purposes of speculation) to hedge or mitigate risks related to interest rates, currency exchange rates, or credit risk to which such Guarantor is exposed in the conduct of its business as conducted from time to time or the management of its liabilities, or for commodities hedges in the ordinary course of business as conducted from time to time, or hedges entered into in connection with Indebtedness of the Company convertible into equity securities of the Company (or cash settled, with settlement calculated with reference to the price of the Company's equity securities) for the benefit of the holders of the Company's equity securities.

6.07          Fiscal Year; Fiscal Quarters.  No Guarantor shall change the method of identifying its fiscal periods without the Administrative Agent's consent (not to be unreasonably withheld).

6.08          Margin Stock.  No Applicant shall use the proceeds of any LOC, whether directly or directly, and whether immediately, incidentally, or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or in a manner that will violate or be inconsistent with Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

6.09          Transactions with Affiliates.  No Guarantor will sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Guarantor than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Company and its wholly owned Subsidiaries, (c) any dividends or distributions permitted by Section 6.13, (d) transactions constituting the incurrence of Indebtedness permitted under Section 6.01, (e) transactions constituting Permitted Investments, (f) Specified Transactions, (g) the payment of reasonable fees, compensation, or employee benefit arrangements to, and any indemnity provided for the benefit of, officers, employees, and directors, and (h) loans or advances to employees in the ordinary course of business in compliance with applicable law.

6.10          Conduct of Business.  No Guarantor will engage to any material extent in any business other than businesses of the type conducted by such Guarantor on the date of execution of this Agreement and any businesses reasonably related thereto from time to time.

6.11          Collateral Coverage.

(a)           At no time shall the Company permit or suffer the aggregate amount of Collateral held in or credited to the Collateral Account to be less than the sum of (i) fifty percent (50%) of the Credit Exposure at such time that is denominated in dollars plus (ii) the Dollar Equivalent of fifty-five percent (55%) of the Credit Exposure at such time that is denominated in Alternate Currencies.

(b)           Without limiting the foregoing paragraph (a), at no time shall the Company permit or suffer the aggregate amount of Collateral held in or credited to the Collateral Account to be less than the sum of (i) one hundred percent (100%) of the Credit Exposure attributable to all Long-Term LOCs at such time that are denominated in dollars plus (ii) the Dollar Equivalent of one hundred five percent (105%) of the Credit Exposure attributable to all Long-Term LOCs at such time that are denominated in Alternate Currencies plus (iii) fifty percent (50%) of the Credit Exposure attributable to all LOCs at such time that are denominated in dollars and are not Long-Term LOCs plus (iv) the Dollar Equivalent of fifty-five percent (55%) of the Credit Exposure attributable to all LOCs at such time that are denominated in Alternate Currencies and are not Long-Term LOCs.

6.12          Events Relating to Section 2.18 Payments.  Without limiting any other covenant of any Applicant hereunder, no Applicant shall take any action or omit to take any action the effect of which would result in any amounts becoming due under Section 2.18, unless all amounts that would become due thereunder are deposited as cash collateral (and/or paid) in accordance with such Section 2.18 at a time not later than the effectiveness of such action(s) (or inactions).

6.13          Restricted Payments.   No Guarantor shall declare or pay any Restricted Payments (a) except as permitted under its Constituent Documents, (b) which, after giving effect thereto, would result in the occurrence of any Default, (c) during the continuance of any Event of Default, regardless of whether the Administrative Agent has given the Company notice of such Event of Default, or (d) from and after notice from the Administrative Agent of the occurrence of any Default, until such time as such Default has been cured or waived in accordance with the terms hereof.  Without limiting the foregoing, the Company shall not declare or pay any Restricted Payments to its shareholders which, in the aggregate, exceed $200,000,000 in any fiscal year.

6.14          Limitation on Investments, Loans and Advances.  No Guarantor shall purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any capital stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)           Permitted Investments;

(b)           loans or advances made to any Subsidiary (or any special-purpose entity created or sponsored by the Company or a Subsidiary) or made by any Subsidiary (or any special-purpose entity created or sponsored by the Company or a Subsidiary) to the Company or any other Subsidiary (or any special-purpose entity created or sponsored by the Company or a Subsidiary);

(c)           Guarantees permitted by Section 6.01;

(d)           Specified Transactions, other than

(i)            Specified Transactions with respect to which the Total Non-Stock Consideration paid or payable by such Guarantor exceeds (i) $50,000,000 in the aggregate in respect of Specified Transactions that occur during the period from the date hereof until the end of fiscal year 2010 and (ii) $200,000,000 in the aggregate per fiscal year in respect of Specified Transactions that occur during any fiscal year after fiscal year 2010; provided, however, that a Guarantor may enter into a Specified Transaction regardless of the value of Total Non-Stock Consideration so long as such Specified Transaction involves no unaffiliated third parties and involves only such Guarantor and one or more Subsidiaries; and

(ii)           Specified Transactions with respect to which the Total Stock Consideration paid or payable by such Guarantor exceeds $750,000,000 in the aggregate per fiscal year; and

(e)           in accordance with and pursuant to the terms of the indentures governing the Indenture Indebtedness (such as a conversion of debt to equity securities or cash settlement thereof by way of repaying, prepaying, or purchasing Indebtedness thereunder).

ARTICLE VII

EVENTS OF DEFAULT

7.01          Events of Default and Their Effect.  If any of the following events (each an "Event of Default") shall occur and be continuing:

(a)           Any Applicant shall fail to pay any reimbursement obligation in respect of any LOC Disbursement made by the Issuing Bank pursuant to an LOC when and as the same shall become due and payable; or any Applicant (or a Guarantor on behalf of such Applicant) shall fail to deposit cash collateral when and as the same shall become due and payable; or any Credit Party shall fail to pay any other amount payable by such Credit Party under any Loan Document within five (5) Business Days after the same becomes due and payable;

(b)           Any representation or warranty made by any Credit Party (or any of its officers or other representatives) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed to have been made;

(c)           Any Credit Party shall fail to perform or observe any term, covenant, or agreement contained in Section 2.10, 2.12(c)(ii), 2.18, 5.01(d), 5.02 (with respect to any Credit Party's existence), or 5.07, or in Article VI, on its part to be performed or observed;

(d)           Any Credit Party shall fail to perform or observe any term, covenant, or agreement contained herein (other than those specified in clause (a), (b), or (c) of this Section or contained in any other Loan Document on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Company by the Administrative Agent or any Bank, except where such default cannot be reasonably cured within 30 days but can be cured within 60 days, the Credit Party has (i) during such 30-day period commenced and is diligently proceeding to cure the same and (ii) such default is cured within 60 days after the earlier of becoming aware of such failure and receipt of notice from the Administrative Agent or the applicable Bank specifying such failure;

(e)           The Company or any of its Subsidiaries shall fail to pay any Indebtedness of the Company or such Subsidiary (as the case may be) individually or in the aggregate in excess of the Dollar Equivalent of $25,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, provided, however, that a written waiver of such failure by the Person to whom such Indebtedness is owed shall be a written waiver of the Event of Default resulting pursuant to this subclause from such failure; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or otherwise to cause, or to permit the holder thereof to cause, such Indebtedness to mature, provided, however, that a written waiver of such failure by the Person to whom such Indebtedness is owed shall be a written waiver of the Event of Default resulting pursuant to this subclause from such failure; or any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required payment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof;

(f)            The entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company, any other Credit Party, or any Subsidiary in an involuntary case or proceeding under any applicable United States federal, state, or foreign bankruptcy, insolvency, reorganization, or other similar law or (ii) a decree or order adjudging the Company, any other Credit Party, or any Subsidiary bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, any other Credit Party, or any Subsidiary under any applicable United States federal, state, or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, any other Credit Party, or any Subsidiary or of any substantial part of the property, or ordering the winding up or liquidation of the affairs of the Company, any other Credit Party, or any Subsidiary, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days;

(g)           The commencement by the Company, any other Credit Party, or any Subsidiary of a voluntary case or proceeding under any applicable United States federal, state, or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company, any other Credit Party, or any Subsidiary to the entry of a decree or order for relief in respect of the Company, any other Credit Party, or any Subsidiary in an involuntary case or proceeding under any applicable United States federal, state, or foreign bankruptcy, insolvency, reorganization, or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by the Company, any other Credit Party, or any Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable United States federal, state, or foreign law, or the consent by the Company, any other Credit Party, or any Subsidiary to the filing of such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or similar official of the Company, any other Credit Party, or any Subsidiary or of any substantial part of the property of, or the making by the Company, any other Credit Party, or any Subsidiary of an assignment for the benefit of creditors, or the admission by the Company, any other Credit Party, or any Subsidiary in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company, any other Credit Party, or any Subsidiary in furtherance of any such action;

(h)           One or more judgments for the payment of money in an aggregate amount in excess of the Dollar Equivalent of $25,000,000 shall be rendered against any Credit Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Credit Party or any Subsidiary to enforce any such judgment;

(i)            An ERISA Event shall have occurred that, in the opinion of the Administrative Agent or the Required Banks, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(j)            A Change in Control shall occur; or

(k)           Any Credit Party shall repudiate, or assert the unenforceability of, this Agreement or any other Loan Document, or any Loan Document shall for any reason not be in full force and effect or shall not provide to the Administrative Agent the Liens and the material rights, priorities, powers and privileges purported to be created thereby, including an exclusive, perfected security interest in, and lien on, the Collateral prior to all other Liens;

then, and in any such event, the Administrative Agent (i) may, and at the request of the Required Banks shall, by notice to the Company, declare the obligation of the Issuing Bank to issue, extend, or increase the amount of any LOC to be terminated, whereupon the same shall forthwith terminate, and/or (ii) may, and at the request of the Required Banks shall, by notice to the Company, declare all amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by each Credit Party, and/or (iii) may require, or may direct the Issuing Bank to require, the Beneficiary of any LOC to draw the entire amount available to be drawn under such LOC in accordance with (and to the extent permitted by) such LOC and/or (iv) may exercise in respect of the Collateral any and all remedies of a secured party on default under applicable law and/or (v) require the applicable Applicant to use best efforts to cause the Issuing Bank to be released from all its obligations under each LOC, and/or (vi) exercise any and all other remedies available at law, in equity or otherwise, to secure, collect, enforce or satisfy any Obligations of any of the Credit Parties; provided that in the event of an actual or deemed entry of an order for relief with respect to any Applicant under the Bankruptcy Law, (x) the obligation of the Issuing Bank to issue, extend, or increase the amount of any LOC shall automatically terminate, (y) all such amounts shall automatically become due and payable, without presentment, demand, protest, or any notice of any kind, all of which are hereby expressly waived by each Applicant, and (z) the obligation of each Applicant to provide cash collateral under Section 7.02 shall automatically become effective.

7.02          Actions in Respect of the Letters of Credit upon Default.  If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Banks, whether before or after taking any of the actions described in Section 7.01, demand that the Company and each other Applicant, and forthwith upon such demand the Company and each other

Applicant will, without duplication of any other cash collateral provide to the Administrative Agent, remit as cash collateral to the Administrative Agent on behalf of the Banks in immediately available funds an aggregate amount not less than the sum of (i) one hundred percent (100%) of the aggregate Available Amount at such time of all LOCs denominated in dollars plus (ii) one hundred five percent (105%) of the aggregate Available Amount at such time of all LOCs denominated in Alternate Currencies.  If at any time during the continuance of an Event of Default the Administrative Agent determines that such funds are subject to any right or claim of any Person other than the Administrative Agent and the Banks or that the total amount of such funds is less than the aggregate Available Amount at such time of all LOCs, the Company and each other Applicant will, forthwith upon demand by the Administrative Agent, remit to the Administrative Agent, as additional cash collateral, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, that the Administrative Agent determines to be free and clear of any such right and claim.  Notwithstanding the two preceding sentences, no Applicant (other than a Guarantor) shall be required to cash collateralize any amounts attributable to an LOC issued at the request of any other Applicant.  Upon the drawing of any LOC, such funds shall be applied to reimburse the Issuing Bank, to the extent permitted by applicable law.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

8.01          Authorization and Action.

(a)           Each Bank (in its capacity as a Bank) hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.  Notwithstanding the foregoing, the Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the foregoing, except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Subsidiaries that is communicated to or obtained by the financial institution serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary under the circumstances as provided in Section 9.01) or in the absence of its own gross negligence or willful misconduct.

(b)           Each Bank agrees that it shall not have any right individually to realize upon the Collateral granted to the Administrative Agent pursuant to any Loan Document, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Secured Parties upon the terms thereof.  Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Bank to release any Lien in any Collateral if such release is consented to in accordance with Section 9.01.

8.02          Administrative Agent's Reliance, Etc.  Neither the Administrative Agent nor any of its directors, officers, affiliates, agents, or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct.  The Administrative Agent shall not by reason of this Agreement or any other Loan Document be deemed to have a fiduciary relationship in respect of any Bank, any Credit Party, or any other Person.  Without limiting the generality of the foregoing, the Administrative Agent:  (a) may consult with legal counsel (including counsel for any Credit Party), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (b) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statement, warranty, or representation (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of any Loan Document on the part of any Credit Party or any Subsidiary or the existence of any Default or the business, operations, condition (financial or otherwise) or prospects of any Credit Party or any Subsidiary or any other Person or to inspect the property (including the books and records) of any Credit Party or any Subsidiary; (d) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of, or the perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (e) shall not be responsible for insuring any Collateral, for the payment of any taxes, charges, assessments or Liens upon any Collateral or otherwise as to the maintenance of any Collateral or any income thereon or as to the preservation of rights against prior or other parties or any other rights pertaining thereto (except the duty to accord such of the Collateral as may be in its actual possession and control substantially the same care as it accords its own assets and the duty to account for monies actually received by it); (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate, or other instrument or writing (which may be by facsimile) reasonably believed by it to be genuine and signed or sent by the proper party or parties; and (g) shall have no fiduciary or other implied duties or responsibilities.

8.03          The Administrative Agent and Affiliates.  With respect to its Commitment, its LOC Participating Interests (as contemplated under Section 2.02), its LOC Disbursements, and the obligations owing to it, the financial institution serving as Administrative Agent shall have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Administrative Agent; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity.  The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Company, any of its Subsidiaries, any of its other Affiliates, and any Person that may do business with or own securities of the Company or any such Subsidiary, all as if the Administrative Agent were not the Administrative Agent and without any duty to account therefor to the Banks.

8.04          Bank Credit Decision.  Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank and based on such financial statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

8.05          Indemnification.  Each Bank severally agrees to indemnify the Administrative Agent and each of its officers, directors, employees, agents, advisors and Affiliates (to the extent not promptly reimbursed by each Applicant or paid by the Credit Parties pursuant to Section 9.04 and without limitation of each of those parties' obligation to do so) from and against such Bank's Pro Rata Share of all claims, liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature (including the reasonable and documented fees and disbursements of counsel) whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent or any such other Person in any way relating to or arising out of the Loan Documents, any action taken or omitted by the Administrative Agent under the Loan Documents, any transaction from time to time contemplated by any Loan Document or LOC, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any LOC; provided that no Bank shall be liable to any such indemnified

Person for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person's gross negligence or willful misconduct.  Without limitation of the foregoing, each Bank severally agrees to reimburse the Administrative Agent promptly upon demand for its Pro Rata Share of any costs and expenses (including the reasonable and documented fees and expenses of counsel) payable by the Applicants under Section 9.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Applicants.  The failure of any Bank to reimburse the Administrative Agent promptly upon demand for its Pro Rata Share of any amount required to be paid by the Banks to the Administrative Agent as provided herein shall not relieve any other Bank of its obligation hereunder to reimburse the Administrative Agent for its Pro Rata Share of such amount, but no Bank shall be responsible for the failure of any other Bank to reimburse the Administrative Agent for such other Bank's Pro Rata Share of such amount.  Without prejudice to the survival of any other agreement of any Bank hereunder, the agreement and obligations of each Bank contained in this Section shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

8.06          Sub-Agents.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates, officers, directors, employees, agents, or advisors.  The exculpatory provisions set forth in this Article VIII shall apply to any such sub-agent and to the Affiliates, officers, directors, employees, agents, and advisors of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility provided for herein as well as activities as Administrative Agent.

8.07          Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Company.  Upon any such resignation, the Required Banks shall have the right to appoint, with the prior written approval of the Company (which approval shall not be unreasonably withheld) so long as there then exists no Event of Default, a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  If within 45 days after written notice is given of the retiring Administrative Agent's resignation under this Section no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent's resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Banks shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Required Banks appoint a successor Administrative Agent as provided above.  After any retiring Administrative Agent's resignation hereunder as Administrative Agent shall have become effective, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

8.08          Syndication Agent.  The title of Syndication Agent is honorific and the institution having such title shall not have any additional rights, privileges, duties or responsibilities hereunder or under the other Loan Documents in its capacity as Syndication Agent.

ARTICLE IX

MISCELLANEOUS

9.01          Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document (other than with respect to an increase in the Commitment Amounts pursuant to Section 2.04(b) or any agreement or agreements executed and delivered thereunder), nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks (and, in the case of an amendment, the Company), and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall:

(a)           unless in writing and signed by all of the Banks, do any of the following at any time: (i) waive any of the conditions specified in Section 2.01, 3.01 or 3.02, (ii) change the number of Banks or the percentage of (x) the Commitment Amounts, (y) the aggregate unpaid principal amount of the LOC Disbursements or (z) the aggregate Available Amount of LOCs that, in each case, shall be required for the Banks or any of them to take any action hereunder, (iii) release the Company or otherwise limit the Company's liability with respect to the Obligations owing to the Secured Parties, (iv) release all or substantially all of the Collateral or release any of the Guarantors from its Guarantee hereunder, (v) amend this Section 9.01 or any of the definitions herein that would have such effect, (vi) extend the Termination Date, (vii) limit the liability of any Applicant under any of the Loan Documents, or (viii) change or waive any provision of Section 2.07(a) or any other provision of this Agreement requiring the ratable treatment of the Banks;

(b)           unless in writing and signed by the Super-Majority Banks, amend Section 6.02(a) or any of the definitions herein that would have such effect;

(c)           unless in writing and signed by each affected Bank, do any of the following at any time: (i) subject such Bank to any additional obligation, (ii) reduce the principal of, or interest on, any reimbursement obligation or any fee or other amount payable to such Bank hereunder, or increase such Bank's Commitment Amount, or (iii) postpone any date fixed for any payment of principal of, or interest on, any reimbursement obligation, fee or other amount payable to such Bank hereunder;

provided, further, that (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Banks required above to take such action, affect the rights or duties of the Issuing Bank under this Agreement or any other Loan Document.

9.02          Notices, Etc.  All notices and other communications provided for hereunder shall be in writing (including facsimile or e-mail) and mailed or sent to the applicable party at its address set forth below its signature hereto (or, in the case of any Bank that is not a party hereto on the Closing Date, at its address specified in the Assignment and Assumption pursuant to which it becomes a Bank and in the case of any Subsidiary Applicant that is not a party hereto on the Closing Date, at its address specified in the Adherence Agreement pursuant to which it becomes a Subsidiary Applicant) or at such other address as shall be designated by such party in a written notice to the other parties.  All such notices and communications shall be effective (a) if mailed, three Business Days after the date deposited in the mail, (b) if sent by messenger or courier, when delivered, or (c) if sent by facsimile or e-mail, when the sender receives electronic confirmation of receipt, except that (i) notices and communications to the Administrative Agent pursuant to Article II, shall not be effective until received by the Administrative

Agent; and (ii) any notice or other communication received at a time when the recipient is not open for its regular business shall be deemed received one hour after such recipient is again open for its regular business.

9.03          No Waiver; Remedies.  No failure on the part of any Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

9.04          Costs and Expenses.

(a)           Each Credit Party agrees to pay on demand (i) all reasonable and documented costs and expenses of the Administrative Agent and the Issuing Bank (including the reasonable and documented fees and expenses of counsel for the Administrative Agent and the Issuing Bank) in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents and (ii) all reasonable and documented costs and expenses of the Administrative Agent and each Bank in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally (including the reasonable and documented fees and expenses of counsel for the Administrative Agent and each Bank with respect thereto); provided, however, that no Applicant (other than a Guarantor) shall be obligated to pay any costs and expenses to the extent attributable to any LOC issued at the request of any other Applicant.

(b)           Each Credit Party agrees to indemnify and hold harmless the Administrative Agent, the Issuing Bank and each Bank and each of their respective Affiliates and the officers, directors, employees, agents and advisors of any of the foregoing (each an "Indemnified Party") from and against all claims, damages, losses, liabilities and expenses (including reasonable and documented fees and expenses of counsel) of any kind or nature whatsoever that may be incurred by or asserted or awarded against any Indemnified Party arising out of or in connection with or by reason of (including in connection with any investigation, litigation, or proceeding or preparation of a defense in connection therewith) (i) this Agreement, the other Loan Documents (including any agreements relating to the establishment or operations of the Collateral Account), or any transaction contemplated hereby or thereby, (ii) the enforcement of this Agreement or any other Loan Document, (iii) each LOC or the transaction(s) supported by each LOC, (iv) any payment or other action taken or omitted to be taken in connection with any LOC or this Agreement or the other Loan Documents, (v) any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority with respect to this Agreement or any other Loan Document or any LOC or any other cause beyond the Issuing Bank's control, (vi) the actual or proposed use of the proceeds of the LOC Disbursements, (vii) compliance with any governmental exchange, currency control, or other law, rule, or regulation of any country now or hereafter applicable to the purchase or sale of, or dealings in, foreign currency, (viii) any indemnity or other undertaking requested or approved by any Applicant that the Issuing Bank issues to induce any other financial institution (including any branch or Affiliate of the Issuing Bank) to issue its own letter of credit, guarantee, or other undertaking in connection with any LOC, or (ix) any adviser's, confirmer's, or other nominated person's fees and expenses with respect to any LOC that are chargeable to any Applicant or the Issuing Bank (if the applicable LOC Request or any LOC Related Document requested or authorized such advice, confirmation, or other nomination, as applicable), including, in the case of the Banks, all amounts for which they are liable to the Issuing Bank or the Administrative Agent under Section 2.13(g) or Section 8.05, respectively, except to the extent such claim, damage, loss, liability or expense shall have resulted from the gross negligence or willful misconduct of such Indemnified Party; provided, however, that no Applicant (other than a Guarantor) shall be obligated to indemnify any Indemnified Party for any claims, damages, losses, liabilities and expenses to the extent attributable to any LOC issued at the request of any other Applicant.  In the case of any investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, any of its Affiliates, their respective officers, directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated.  Each Credit Party also agrees not to assert any claim against any Indemnified Party on any theory of liability for, and no Indemnified Party shall be liable in contract, tort, or otherwise for, special, indirect, consequential, exemplary, or punitive damages arising out of or otherwise relating to this Agreement, any other Loan Document, any transaction contemplated hereby or thereby or the actual or proposed use of the LOC Disbursements or any LOC (including for any consequences of forgery or fraud by any Beneficiary or any other Person).

(c)           Without prejudice to the survival of any other agreement of any Credit Party hereunder or under any other Loan Document, the agreements and obligations of each Credit Party contained in Section 2.06, Section 2.08, and this Section 9.04 shall survive the payment in full of principal, interest, and all other amounts payable hereunder and under any other Loan Document, the expiration or termination of the Commitments, and the expiration without any pending drawing or termination of all LOCs.

9.05          Right of Set-off; Control Arrangements.

(a)           Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and each Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Bank, or such Affiliate to or for the credit or the account of any Credit Party against any obligations of such Credit Party now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Bank shall have made any demand under this Agreement and although such obligations may be unmatured.  The Administrative Agent and each Bank agree promptly to notify the Company after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Administrative Agent and each Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that the Administrative Agent, such Bank and their respective Affiliates may have.

(b)           Without limiting any other means of obtaining perfection of the Administrative Agent's security interest in any or all of the Collateral provided hereunder or under any other Loan Document, each Applicant, the Administrative Agent, and DB hereby agree (i) as to any Collateral now or hereafter provided by any Applicant consisting of investment property as to which DB is the securities intermediary, that DB will comply with instructions or entitlement orders originated by the Administrative Agent without further consent by any Applicant, (ii) as to any Collateral now or hereafter provided by any Applicant consisting of a deposit account maintained at DB, that DB will comply with instructions originated by the Administrative Agent directing disposition of the funds in such deposit account without further consent by any Applicant, and (iii) as to any other Collateral now or hereafter provided by any Applicant in the possession of DB, that DB holds or will hold, as applicable, such collateral for the benefit of the Administrative Agent acting on behalf of the Banks.

9.06          Binding Effect.  This Agreement shall become effective when it shall have been executed by each Credit Party, each Bank, and the Administrative Agent and thereafter shall be binding upon and inure to the benefit of each Credit Party, each Bank, and the Administrative Agent and their respective successors and assigns, except that no Credit Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld) and the Banks.

9.07          Assignments and Participations.

(a)           Each Bank may, and so long as no Default shall have occurred and be continuing, if demanded by the Company pursuant to Section 2.11 upon at least five (5) Business Days' notice to such Bank and the Administrative Agent, will, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, its LOC Participating Interests and the LOC Disbursements owing to it); provided that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations of such Bank hereunder, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was (x) a Bank or an Affiliate of a Bank, the aggregate amount of the Commitment being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $1,000,000 unless it is an assignment of the entire amount of such assignor's Commitment, or (y) not a Bank or an Affiliate of any Bank, the aggregate amount of the Commitment being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $5,000,000 unless it is an assignment of the entire amount of such assignor's Commitment, (iii) each such assignment shall be to an Eligible Assignee and such assignment is consented to and approved by the Administrative Agent, the Issuing Bank and, so long as there then exists no Event of Default, the Company (such approvals not to be unreasonably withheld), (iv) each assignment made as a result of a demand by the Company pursuant to Section 2.11 shall be arranged by the Company after consultation with the Administrative Agent, and shall be either an assignment of all of the rights and obligations of the assigning Bank under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Bank under this Agreement, (v) no Bank shall be obligated to make any such assignment as a result of a demand by the Company pursuant to Section 2.11 unless and until such Bank shall have received one or more payments from either the Company or other Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the LOC Disbursements made by such Bank, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Bank under this Agreement, (vi) as a result of such assignment, the Company shall not be subject to additional amounts under Section 2.06 or 2.08, and (vii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with a processing and recordation fee of $3,500.

(b)           Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Assumption, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Bank hereunder, and (ii) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than its rights under Sections 2.06, 2.08 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment and any other rights that are expressly provided hereunder to survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

(c)           By executing and delivering an Assignment and Assumption, each Bank assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any of its Subsidiaries or the performance or observance by the Company or any of its Subsidiaries of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Bank.

(d)           The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Company, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Assumption delivered to and accepted by it and the Register.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company, the other Applicants, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of a completed Assignment and Assumption executed by an assigning Bank and an assignee and consented to by the Administrative Agent, the Issuing Bank, and, where required, pursuant to Section 9.07(a), the Company, the Administrative Agent shall (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company and to the parties to such Assignment and Assumption.

(f)            Each Bank may sell participations to one or more Persons (other than the Company or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, its LOC Participating Interests and the LOC Disbursements owing to it; provided that (i) such Bank's obligations under this Agreement (including its Commitment and its LOC Participating Interests) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Company, the other Applicants, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and (iv) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Company therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, reimbursement obligations or any fees or other amounts payable hereunder, or postpone any date fixed for any payment thereof, in each case to the extent subject to such participation.  Each Bank shall, as agent of the Company solely for the purposes of this Section 9.07, record in book entries maintained by such Bank, the name and amount of the participating interest of each Person entitled to receive payments in respect of any participating interests sold pursuant to this Section 9.07.

(g)           Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Company or any of its Subsidiaries furnished to such Bank by or on behalf of the Company or any such Subsidiary; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Bank.

(h)           Notwithstanding any other provision set forth in this Agreement, any Bank may at any time create a security interest in all or any portion of its rights under this Agreement (including the LOC Disbursements owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

9.08          Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement (or any related agreement, including any amendment hereto or waiver hereunder) by facsimile or e-mail (in a pdf or similar file) shall be effective as delivery of an original executed counterpart of this Agreement (or such related agreement).

9.09          Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.10          Confidentiality. Neither the Administrative Agent nor any Bank shall disclose any Confidential Information to any Person without the consent of the Company, other than (a) to the Administrative Agent's or such Bank's Affiliates and their officers, directors, employees, agents and advisors, to actual or prospective Eligible Assignees and participants, and to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, and in each case then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign authority or examiner regulating such Bank or pursuant to any request of any self-regulatory body having or claiming authority to regulate or oversee any aspect of a Bank's business or that of any of its Affiliates, and (d) to any rating agency when required by it; provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Company and its Subsidiaries received by it from such Bank.

9.11          Disclosure of Information.  Each Credit Party agrees and consents to the Administrative Agent's disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications.  Such information will consist of deal terms and other information customarily found in such publications.

9.12          Patriot Act.  Each Bank that is subject to the requirements of the Patriot Act hereby notifies the Company and each other Credit Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify, and record information that identifies the Company and each other Credit Party, which information includes the name and address of the Company and each other Credit Party and other information that will allow such Bank to identify the Company and each other Credit Party in accordance with the Patriot Act.

9.13          Waiver of Immunity.  Each Credit Party acknowledges that this Agreement and each other Loan Document is, and each LOC will be, entered into for commercial purposes of the applicable Applicant.  To the extent that any Credit Party or any of its assets has or hereafter acquires any right of sovereign or other immunity from or in respect of any legal proceedings to enforce or collect upon any Obligation or any other agreement relating to the transactions contemplated herein, such Credit Party hereby irrevocably waives any such immunity and agrees not to assert any such right or claim in any such proceeding.

9.14          Jurisdiction, Etc.

(a)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York state court or federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York state or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court sitting in the Borough of Manhattan in New York City.

(c)           Each Credit Party hereby agrees that service of process in any such action or proceeding may be made on such Applicant by the mailing of copies thereof by express or overnight mail or courier, postage prepaid, to such Applicant at its address referred to in Section 9.02.

(d)           Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction or to serve process in any other matter.

9.15          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  If any LOC expressly chooses a state or country law other than the State of New York, the applicable Applicant shall be obligated to reimburse the Issuing Bank for payments made under such LOC if such payment is justified under New York law or such other law.

9.16          WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF THE

ADMINISTRATIVE AGENT OR ANY BANK IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Letter of Credit Facility Agreement to be duly executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

SUNPOWER CORPORATION

By:	/s/ Dennis V. Arriola
Name:	Dennis V. Arriola
Title:	Senior Vice President and Chief Financial
Officer

Address:	3939 North First Street
San Jose, CA 95134
Attention:	Dennis V. Arriola
Telephone:	408-240-5500
Facsimile:	408-240-5404
E-mail:	dennis.arriola@sunpowercorp.com

SUNPOWER CORPORATION, SYSTEMS

By:	/s/ Dennis V. Arriola
Name:	Dennis V. Arriola
Title:	Senior Vice President and Chief Financial
Officer

Address:	3939 North First Street
San Jose, CA 95134
Attention:	Dennis V. Arriola
Telephone:	408-240-5500
Facsimile:	408-240-5404
E-mail:	dennis.arriola@sunpowercorp.com

SUNPOWER NORTH AMERICA, LLC

By:	/s/ Dennis V. Arriola
Name:	Dennis V. Arriola
Title:	Chief Financial Officer

Address:	3939 North First Street
San Jose, CA 95134
Attention:	Dennis V. Arriola
Telephone:	408-240-5500
Facsimile:	408-240-5404
E-mail:	dennis.arriola@sunpowercorp.com

Signature Page to Letter of Credit Facility Agreement

DEUTSCHE BANK AG NEW YORK
BRANCH, individually, as Administrative Agent,
and as Issuing Bank

By:	/s/	Anthony F. Calabreses
		Name:	Anthony F. Calabrese
		Title:	Director

By:	/s/	Katrina Krallitsch
		Name:	Katrina Krallitsch
		Title:	Assistant Vice President

Address:	c/o Deutsche Bank Securities Inc.
225 Franklin Street, 24th Floor
Boston, MA 02110
Attention:	Mr. David Dickinson
Telephone:	617-217-6381
Facsimile:	617-217-6300
E-mail:	david.dickinson@db.com

Address:	Deutsche Bank Trust Company Americas
60 Wall Street, 9th Floor, Room 0938
New York, NY 10005
Attention:	Mr. Everardus Rozing
Telephone:	212-250-1014
Facsimile:	212-797-0403
E-mail:	everardus.rozing@db.com

Signature Page to Letter of Credit Facility Agreement

BARCLAYS BANK PLC, as a Bank

By:	/s/	Sam Yoo
		Name:	Sam Yoo
		Title:	Assistant Vice President

Address:	Barclays Bank PLC
745 7th Avenue
New York, NY 10019
Attention:	Sam Yoo
Telephone:	212.526.1264
Facsimile:	212.526.5115
E-mail:	sam.yoo@barcap.com

Signature Page to Letter of Credit Facility Agreement

BANK OF AMERICA, N.A., as Syndication Agent and as a Bank

By:	/s/	Sugeet Manchanda Madan
		Name:	Sugeet Manchanda Madan
		Title:	Senior Vice President

Address:	315 Montgomery Street, 6th Floor
San Francisco, CA 94104

Attention:	Sugeet Manchanda Madan
Telephone:	415.913.2798
Facsimile:	415.844.2099
E-mail:	s_manchanda.madan@baml.com

Signature Page to Letter of Credit Facility Agreement

CITIBANK, N.A., as a Bank

By:	/s/	Avrum Spiegel
		Name:	Avrum Spiegel
		Title:	Managing Director

Address:

Attention:
Telephone:
Facsimile:
E-mail:

Signature Page to Letter of Credit Facility Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Bank

By:	/s/	Shaheen Malik
		Name:	Shaheen Malik
		Title:	Vice President

Address:	Eleventh Madison Ave
New York, NY 10010
Attention:	Shaheen Malik
Telephone:	212-538-4047
Facsimile:	212-325-8319
E-mail:	Shaheen.malik@credit-suisse.com

By:	/s/	Kevin Buddhdew
		Name:	Kevin Buddhdew
		Title:	Associate

Address:	Eleventh Madison Ave
New York, NY 10010
Attention:	Kevin Buddhdew
Telephone:	212-538-4294
Facsimile:	212-322-0486
E-mail:	Kevin.buddhdew@credit-suisse.com

Signature Page to Letter of Credit Facility Agreement

SCHEDULE I

BANKS, PRO RATA SHARES, AND COMMITMENT AMOUNTS

Name	Pro Rata Share	Commitment Amount

Deutsche Bank New York Branch	42.857142857%	$150,000,000
Bank of America, N.A.	28.571428571%	$100,000,000
Citibank, N.A.	14.285714285%	$50,000,000
Credit Suisse AG, Cayman Islands Branch	7.142857142%	$25,000,000
Barclays Bank PLC	7.142857142%	$25,000,000

TOTALS:	100%	$350,000,000

SCHEDULE II

SUBSIDIARY ACCOUNT PARTIES

Name	Jurisdiction and Type of Organization
SunPower Malaysia Manufacturing Sdn Bhd	Malaysia Sdn Bhd
SunPower Energy Systems Spain SL	Spain SL
SunPower Systems Sarl	Switzerland Sarl
SunPower Italia S.r.l.	Italy S.r.l.
Sunpower GmbH	Germany GmbH
SunPower Energy Systems Korea Ltd.	Republic of Korea corporation

***

SCHEDULE III

SUBSIDIARY APPLICANTS

Name	Jurisdiction and Type of Organization

SunPower Corporation, Systems	Delaware corporation

***

SCHEDULE IV

EXISTING INDEBTEDNESS

1.
Indebtedness of the Company in connection with the Company's guarantee of leasing arrangements, pursuant to a Term Leasing Master Agreement between the Company's Malaysian subsidiary as lessee and IBM Malaysia Sdn. Bhd. as lessor.  [Desktop and laptop computers for use by the Company's Malaysian Subsidiary]

2.
Indebtedness of the Company in connection with the Company's guarantee of leasing arrangements, pursuant to a Corporate Guarantee by the Company of obligations of SunPower Philippines Mfg. Ltd. as lessee in favor of IBM Philippines, Inc. as lessor  [Desktop and laptop computers for use by the Company's Philippines subsidiary]

3.
Indebtedness of the Company under the Company's Master Agreement with Cisco Systems Capital Corporation as lessor and any schedules appurtenant thereto (the "Cisco Leasing Indebtedness").  [Routers and other IT equipment for use by the Company and its Subsidiaries]

4.	Indebtedness of the Company in connection with leasing arrangements with US Bancorp (the "US Bancorp Leasing Indebtedness"). [Office copiers and printers for use by the Company and its Subsidiaries]

5.
Indebtedness of the Company in connection with a leasing arrangement with Well Fargo Bank, N.A. as lessor (the "Wells Fargo Leasing Indebtedness").  [Cleaning equipment for use of the Company and its Subsidiaries]

6.
Indebtedness of the Company pursuant to the following promissory notes, each dated March 26, 2010, issued to certain officers and employees of SunRay Renewable Energy ("SunRay"), in lieu of cash payment to such persons for their SunRay shares in connection with the Company's acquisition of SunRay:

a.	*** in the amount of $***;
b.	*** in the amount of $***;
c.	*** in the amount of $***;
d.	*** in the amount of $***;
e.	*** in the amount of $***;
f.	*** in the amount of $***;
g.	*** in the amount of $***; and
h.	*** in the amount of $***.

***

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

SCHEDULE V

EXISTING LIENS

1.	Liens on leased equipment in connection with the Cisco Leasing Indebtedness, which equipment is the subject of the underlying lease arrangements giving rise to such Indebtedness.

2.	Liens on leased equipment in connection with the US Bancorp Leasing Indebtedness, which equipment is the subject of the underlying lease arrangements giving rise to such Indebtedness.

3.	Liens on leased equipment in connection with the Wells Fargo Indebtedness, which equipment is the subject of the underlying lease arrangements giving rise to such Indebtedness.

***

SCHEDULE VI

EXISTING LOANS, ADVANCES, AND INVESTMENTS

1.	Investment in *** (approximately $3,000,000).

2.	Investment in *** (approximately $1,500,000).

3.	Investment in Woongjin Energy Co. Ltd. (approximately $34,000,000).

4.	Put/Call option to invest in ***.

5.	Investment in *** (approximately $10,000,000).

6.	Investment in First Philec Solar Corporation (approximately $6,000,000).

7.	All equity interests of Whippletree Solar, LLC.

8.	90% interest in SunPower Bermuda Holdings (held by SunPower Corporation); 10% interest in SunPower Bermuda Holdings (held by SunPower Corporation, Systems).

9.	All equity interests of Swingletree Operations, LLC.

10.	All equity interests of SunPower Development Company.

11.	All equity interests of SunPower North America, LLC.

12.	All equity interests of Pluto Acquisition Company LLC.

13.	All equity interests of SunPower Foundation.

14.	All equity interests of Tilt Solar, LLC.

15.	All equity interests of High Plains Ranch I, LLC.

16.	All equity interests of High Plains Ranch II, LLC.

17.	All equity interests of High Plains Ranch III, LLC.

18.	All equity interests of Mack Meadow Solar Star, LLC.

19.	All equity interests of Parrey, LLC.

20.	All equity interests of Solar Star Arizona I, LLC.

21.	All equity interests of Solar Star Arizona II, LLC.

22.	All equity interests of Solar Star California I, LLC.

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

23.	All equity interests of Solar Star California IV, LLC.

24.	All equity interests of Solar Star California VIII, LLC.

25.	All equity interests of Solar Star California XIII, LLC.

26.	All equity interests of Solar Star California XV, LLC.

27.	All equity interests of Solar Star Colorado I, LLC.

28.	All equity interests of Solar Star Hawaii I, LLC.

29.	All equity interests of Solar Star HI Air, LLC.

30.	All equity interests of Solar Star Highland I, LLC.

31.	All equity interests of Solar Star Koyo I, LLC.

32.	All equity interests of Solar Star MWHI I, LLC.

33.	All equity interests of Solar Star New Jersey III, LLC.

34.	All equity interests of Solar Star New Jersey IV, LLC.

35.	All equity interests of Solar Star New Jersey VI, LLC.

36.	All equity interests of Solar Star North Carolina II, LLC.

37.	All equity interests of Solar Star Ohio I, LLC.

38.	All equity interests of Solar Star Rancho CWD I, LLC.

39.	All equity interests of Solar Star TJX I, LLC.

40.	All equity interests of Solar Star YC, LLC.

41.	1% member interest in SPWR Galaxy Holdco 2007 LLC.

42.	All equity interests of SSSA, LLC.

43.	All equity interests of SunPower Access I, LLC.

44.	All equity interests of SunPower Commercial Finance I, LLC.

45.	All equity interests of SunPower Residential I, LLC.

46.	All equity interests of Whirlwind Solar Star, LLC.

47.	All equity interests of Solar Star XI, LLC.

48.	Investment in a privately-held company accepted in connection ***, with a current value that does not exceed $***.

***

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT A

[FORM OF]
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee").  Capitalized terms used but not defined herein shall have the meanings given to them in the Letter of Credit Facility Agreement identified below (as amended, supplemented, or otherwise modified from time to time, the "Facility Agreement"), receipt of a copy of which (and any other Loan Documents requested by the Assignee) is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Facility Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Bank (but not in its capacity as Issuing Bank if the Assignor is the Issuing Bank) under the Facility Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Facility Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the "Assigned Interest").  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________
[and is an Affiliate of [identify Bank]]

3.	[Company / Applicants]:	______________________________

4.	Administrative Agent:	______________________, as the administrative agent under the Facility Agreement

5.	Facility Agreement:
The $350,000,000 Letter of Credit Facility Agreement dated as of April 12, 2010 among SunPower Corporation, the Subsidiary Guarantors, the Subsidiary Applicants parties thereto from time to time, the Banks parties thereto from time to time, and Deutsche Bank AG New York Branch, as Issuing Bank and as Administrative Agent

6.	Assigned Interest:

Facility Assigned	Aggregate Commitment Amounts / Credit Exposure for all Banks	Amount of Commitment / Credit Exposure Assigned	Percentage Assigned of Commitment/Credit Exposure1
Letter of Credit Facility	$	$		%

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

1	Set forth, to at least 9 decimals, as a percentage of the Commitment / Credit Exposure of all Banks thereunder.

[Consented to and]3 Accepted:
[NAME OF ADMINISTRATIVE AGENT],
as Administrative Agent

By:
Name:
Title:

[Consented to:]4

[NAME OF ISSUING BANK], as Issuing Bank

By
Title:

[Consented to:]5

[NAME OF RELEVANT PARTY]

By
Title:

2	To be added only if the consent of the Administrative Agent is required by the terms of the Facility Agreement.

3	To be added only if the consent of the Issuing Bank is required by the terms of the Facility Agreement.

4	To be added only if the consent of the Company [and/or other Applicants] is required by the terms of the Facility Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Letter of Credit Facility Agreement dated as of April 12, 2010 among SunPower Corporation, the Subsidiary Guarantors, the Subsidiary Applicants parties thereto from time to time, the Banks parties thereto from time to time, and Deutsche Bank AG New York Branch, as Issuing Bank and as Administrative Agent

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Facility Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Facility Agreement, (ii) it satisfies the requirements, if any, specified in the Facility Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Bank, (iii) from and after the Effective Date specified in this Assignment and Assumption, it shall be bound by the provisions of the Facility Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Facility Agreement, together with copies of the most recent financial statements delivered pursuant to Section 4.06 or 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (v) if it is a Bank organized under the laws of a jurisdiction outside of the United States, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Facility Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York [confirm that choice of law provision parallels the Facility Agreement].

* * * * *

EXHIBIT B

[FORM OF]
LOC REQUEST

Date:__________________

Deutsche Bank AG New York Branch,
as Issuing Bank
60 Wall Street
New York, NY 10005
Attention: Mr. Everardus Rozing
Telecopy No.: 212-797-0403

Ladies and Gentlemen:

Reference is hereby made to the Letter of Credit Facility Agreement dated as of April 12, 2010 (as the same may be amended, supplemented, or otherwise modified from time to time, the "Agreement") by and among SunPower Corporation, a Delaware corporation (the "Company"), the Subsidiary Guarantors, the Subsidiary Applicants parties thereto from time to time, the Banks parties thereto from time to time, and Deutsche Bank AG New York Branch, as Issuing Bank and as Administrative Agent.  All capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

Pursuant to Section 2.02(a) of the Agreement, the Applicant hereby requests the Issuing Bank to issue the following LOC:

(a)	Date of LOC issuance, which is a Business Day:	__________________, 20__
(b)	Expiration Date of LOC:	__________________, 20__
(c)	Type of Currency (Dollars or an Alternate Currency):
_______________________
(d)	Available Amount of LOC:	$_______________________
(e)	Name and Address of Beneficiary:	_______________________
_______________________
_______________________
(f)	Other Information:	Per the attached Application.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO LOC REQUEST]

Very truly yours,

[SUNPOWER CORPORATION, a Delaware corporation / NAME OF SUBSIDIARY APPLICANT]

By:
Name:
Title:

CC:  Deutsche Bank AG New York Branch,
as Administrative Agent
225 Franklin Street, 24th Floor
Boston, MA 02110
Attention: Mr. David Dickinson
Telecopy No.: 617-217-6300

Deutsche Bank

Letter of Credit number:

APPLICATION FOR IRREVOCABLE STANDBY LETTER OF CREDIT
UNDER LETTER OF CREDIT FACILITY AGREEMENT

Applicant (Full name and address):	Issuing Bank: Deutsche Bank AG New York Branch 60 Wall Street New York, New York 10005
Date of Application:	Expiry Date: Place of Expiry:
☐ Issue by (air) mail ☐ with brief advice by teletransmission	Beneficiary (Full name and address):
☐ Issue by teletransmission ☐ Issue by courier ☐ Applicant to arrange pick-up ☐ Issue by other (specify):
Name and Jurisdiction of Organization of any Subsidiary Account Party for this LOC (or specify "None"):
Confirmation of the LOC: ☐ not requested ☐ requested ☐ authorized if requested by Beneficiary	Currency and Amount in Figures and Words (Please use ISO Currency Codes):
LOC available against the document(s) detailed herein:
☐ Beneficiary's sight draft(s) drawn on Issuing Bank

☐ Original LOC and any and all amendments to the LOC

☐ Beneficiary's signed and dated statement, reading as follows:

☐ Other documents (specify issuer(s) and data content):

LOC to be issued subject to (check one):
☐ International Standby Practices 1998, International Chamber of Commerce Publication No. 590 (ISP98), or such later revision thereof as may be in effect when the Credit is issued.
☐ Uniform Customs and Practice for Documentary Credits, 2007 Revision, International Chamber of Commerce Publication No. 600 (UCP 600), or such later revision thereof as may be in effect when the Credit is issued.

☐ See attached for additional instructions	☐ Check if only a single drawing for all or a portion of the amount of the letter of credit is permitted

The undersigned requests you to issue your irrevocable Letter of Credit (herein called the "LOC"), substantially in accordance with these instructions (marked (x) where appropriate). The undersigned agrees to be bound in respect of the LOC by the terms and conditions of the Letter of Credit Facility Agreement dated as of April 12, 2010 among SunPower Corporation, the Subsidiary Guarantors, the Subsidiary Applicants parties thereto from time to time, the Banks parties thereto from time to time, and Deutsche Bank AG New York Branch, as Issuing Bank and as Administrative Agent (as amended, supplemented, or otherwise modified from time to time, the "Agreement"). All capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement. The undersigned represents and warrants to the Secured Parties that (i) no Event of Default or other event that with notice or lapse of time or both would constitute such an Event of Default has occurred and is continuing or would result from the issuance of the requested LOC and (ii) all representations and warranties contained in the Agreement are true and correct in all material respects as of the date hereof and shall be true and correct in all material respects immediately after issuance of the requested LOC.

Applicant's Name:

By:
Print Name:
Title:
THIS IS AN IMPORTANT LEGAL DOCUMENT. CONSULT WITH YOUR LEGAL COUNSEL.

EXHIBIT C

[FORM OF]
 OPINION OF COUNSEL TO THE CREDIT PARTIES

April 12, 2010

To the Banks, the Issuing Bank and the Administrative Agent
Referred to Below
c/o Deutsche Bank AG New York Branch, as Administrative Agent
225 Franklin Street, 24th Floor
Boston, Massachusetts 02110
Attention: David Dickinson

Re:  SunPower Corporation Letter of Credit Facility Agreement

Ladies/Gentlemen:

We have acted as special New York counsel to SunPower Corporation, a Delaware corporation (the “Company”), SunPower North America, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“SunPower North America”), and SunPower Corporation, Systems, a Delaware corporation and a wholly owned subsidiary of the Company (“SunPower Systems” and, together with SunPower North America, the “Subsidiary Guarantors”), in connection with the Letter of Credit Facility Agreement, dated as of April 12, 2010 (the “Letter of Credit Agreement”), among the Company, the Subsidiary Guarantors, the Subsidiary Applicants (as defined in the Letter of Credit Agreement) party thereto from time to time, the financial institutions listed on the signature pages thereof (the “Banks”) and Deutsche Bank AG New York Branch, as issuing bank (in such capacity, the “Issuing Bank”), and as administrative agent for the Banks (in such capacity, the “Administrative Agent”) under the Letter of Credit Agreement, the Mandate Letter, the Security Agreement, the Cash Collateral Agreement, and any other Collateral Documents (each of the foregoing as defined herein).  The Company and the Subsidiary Guarantors are sometimes referred to herein individually as a “Transaction Party” and collectively as the “Transaction Parties.”  The Uniform Commercial Code, as amended and in effect in the State of Delaware on the date hereof, is referred to herein as the “Del. UCC.”  The Article 9 Collateral (as defined below) in which a Transaction Party has rights is referred to herein as the “Delaware Article 9 Collateral.”

This opinion letter is delivered to you at the request of the Transaction Parties and pursuant to Section 3.01(e) of the Letter of Credit Agreement.  Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in the Letter of Credit Agreement.  With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent, if any, otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of the assumptions or items upon which we have relied.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed necessary for the purposes of such opinions.  We have examined, among other documents, the following:

To the Banks, the Issuing Bank and the Administrative Agent
April 12, 2010

(1)	an executed copy of the Letter of Credit Agreement;

(2)	an executed copy of the Mandate Letter, dated as of March 17, 2010 (the “Mandate Letter”), among the Company, the Administrative Agent and Deutsche Bank Securities Inc.;

(3)	an executed copy of the Security Agreement, dated as of April 12, 2010 (the “Security Agreement”), among each Transaction Party and the Administrative Agent;

(4)
an executed copy of the Cash Collateral Account, Security, Pledge and Assignment Agreement and Control Agreement, dated as of April 12, 2010 (the “Cash Collateral Agreement”), among the Company, the Administrative Agent, and Deutsche Bank Trust Company Americas, as depository bank and securities intermediary (the “Intermediary”);

(5)
the Officer’s Certificate of each Transaction Party delivered to us in connection with this opinion letter, a copy of each of which is attached hereto as Exhibits A-1 through A-3 (as to each such Transaction Party, the “Officer’s Certificate” and, collectively, the “Officer’s Certificates”);

(6)
unfiled copies of financing statements naming each Transaction Party as debtor and the Administrative Agent as secured party (the “Delaware Financing Statements”), a copy of each of which is attached hereto as Exhibits B-1 through B-3, which Delaware Financing Statements we understand will be filed in the office of the Secretary of State of the State of Delaware (such office, the “Delaware Filing Office”);

(7)
a copy of the Certificate of Incorporation of the Company certified by the Secretary of State of the State of Delaware on April 5, 2010 and certified to us by an officer of the Company as being complete and correct and in full force and effect as of the date hereof, a copy of the Certificate of Formation of SunPower North America certified by the Secretary of State of the State of Delaware on April 5, 2010 and certified to us by an officer of SunPower North America as being complete and correct and in full force and effect as of the date hereof, and a copy of the Certificate of Incorporation of SunPower Systems certified by the Secretary of State of the State of Delaware on April 5, 2010 and certified to us by an officer of SunPower Systems as being complete and correct and in full force and effect as of the date hereof; and

(8)
a copy of certificates, dated April 5, 2010, of the Secretary of State of the State of Delaware as to the existence and good standing of the Company, SunPower North America and SunPower Systems in the State of Delaware as of such date.

To the Banks, the Issuing Bank and the Administrative Agent
April 12, 2010

The documents referred to in items (1) through (4) above, inclusive, are referred to herein collectively as the “Documents” and the documents referred to in items (3) and (4) above are referred to herein collectively as the “Collateral Documents.”  Each of the organizational documents described in item (7) above is referred to herein as a “Certified Organizational Document” and each of the good standing certificates described in item (8) above is referred to herein as a “Good Standing Certificate.”  In addition, as used herein "security interest" means "security interest" (as defined in Section 1-201(37) of the NY UCC).

In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies.  As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from representatives of the Transaction Parties and others and assume compliance on the part of the Transaction Parties with their covenants and agreements contained therein.  In connection with the opinions expressed in the first sentence of paragraph (a) below, we have relied solely upon the Good Standing Certificates as to the factual matters and legal conclusions set forth therein.  With respect to the opinions expressed in clause (i) in paragraph (a) below and clauses (ii) and (iv)(A) of paragraph (b) below, our opinions are limited (x) to our actual knowledge, if any, of the specially regulated business activities and properties of the Transaction Parties based solely upon an officer’s certificate in respect of such matters and without any independent investigation or verification on our part and (y) to only those laws and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Documents.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(a)      Each Transaction Party is duly formed and existing in good standing under the laws of the State of Delaware.  Each Transaction Party has the corporate or limited liability company power and authority, as applicable, (i) to conduct its business substantially as described in the Officer’s Certificate of such Transaction Party and (ii) to enter into and to incur and perform its obligations under the Documents to which it is a party.

(b)      The execution and delivery to the Administrative Agent by each Transaction Party of the Documents to which it is a party and the performance by such Transaction Party of its obligations thereunder, and the granting by each Transaction Party of the security interests provided for in the Collateral Documents, (i) have been authorized by all necessary corporate or limited liability company action, as applicable, by such Transaction Party, (ii) do not require under present law, or present regulation of any governmental agency or authority, of the State of New York or the United States of America any filing or registration by such Transaction Party with, or approval or consent to such Transaction Party of, any governmental

To the Banks, the Issuing Bank and the Administrative Agent
April 12, 2010

agency or authority of the State of New York or the United States of America that has not been made or obtained except those required in the ordinary course of business in connection with the performance by such Transaction Party of its obligations under certain covenants contained in the Documents to which it is a party and to perfect security interests, if any, granted by such Transaction Party thereunder pursuant to securities and other laws that may be applicable to the disposition of any collateral subject thereto and filings, registrations, consents or approvals in each case not required to be made or obtained by the date hereof,  (iii) do not contravene any provision of the Certificate of Incorporation, By-laws, Certificate of Formation or Limited Liability Company Agreement, as applicable, of such Transaction Party and (iv) do not violate (A) any present law, or present regulation of any governmental agency or authority, of the State of New York or the United States of America applicable to such Transaction Party or its property or (B) any agreement binding upon such Transaction Party or its property that is listed on Annex I to the Officer's Certificate thereof (this opinion being limited in that we express no opinion with respect to any violation not readily ascertainable from the face of any such agreement, or arising under or based upon any cross default provision insofar as it relates to a default under an agreement not so identified to us, or arising under or based upon any covenant of a financial or numerical nature or requiring computation) and (v) will not result in or require the creation or imposition of any security interest or lien upon any of its properties pursuant to the provisions of any agreement binding upon such Transaction Party or its properties that is listed on Annex I to the Officer's Certificate thereof other than any security interests or liens created by the Documents and any other security interests or liens in favor of the Administrative Agent arising under any of the Documents or applicable law.

(c)      Each Document has been duly executed and delivered on behalf of each Transaction Party signatory thereto and constitutes a valid and binding obligation of such Transaction Party, enforceable against such Transaction Party in accordance with its terms.

(d)      The borrowings by the Company or any Applicant (as defined in the Letter of Credit Agreement) under the Letter of Credit Agreement and the application of the proceeds thereof as provided in the Letter of Credit Agreement will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(e)      The Company is not required to register as an “investment company” (under, and as defined in, the Investment Company Act of 1940, as amended.

(f)       The Security Agreement creates in favor of the Administrative Agent for the benefit of the Banks, as security for the Obligations (as defined in the Security Agreement), a security interest in the Company’s, SunPower North America’s and SunPower Systems’s rights in the Collateral (as defined in the Security Agreement) to which Article 9 of the NY UCC is applicable (the “Article 9 Collateral”).

(g)      Upon the effective filing of the Delaware Financing Statements with the Delaware Filing Office, the Administrative Agent will have, for the benefit of the Banks, a perfected

To the Banks, the Issuing Bank and the Administrative Agent
April 12, 2010

security interest in that portion of the Delaware Article 9 Collateral in which a security interest may be perfected by filing an initial financing statement with the Delaware Filing Office under the Del. UCC (the “Delaware Filing Collateral”).

(h)      The Security Agreement, together with physical delivery of that portion of the Article 9 Collateral consisting of “instruments” (as defined in the NY UCC) to the Administrative Agent, creates in favor of the Administrative Agent, for the benefit of the Banks, as security for the Obligations (as defined in the Security Agreement), a perfected security interest under the NY UCC in the Company’s, SunPower North America’s and SunPower Systems’ rights in such instruments while such instruments are located in the State of New York and in the possession of the Secured Party.

(i)        The Security Agreement and the Cash Collateral Agreement together create in favor of the Administrative Agent, as security for the Obligations (as defined in the Security Agreement) a perfected security interest in the Company’s rights in the Collateral Account (as defined in the Cash Collateral Agreement).

The opinions set forth above are subject to the following qualifications and limitations:

(A)      Our opinions in paragraph (c) above are subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer and conveyance, voidable preference, moratorium, receivership, conservatorship, arrangement or similar laws, and related regulations and judicial doctrines, from time to time in effect affecting creditors’ rights and remedies generally, (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses, the exercise of judicial discretion and limits on the availability of equitable remedies), whether such principles are considered in a proceeding at law or in equity, and (iii) the qualification that certain other provisions of the Documents may be unenforceable in whole or in part under the laws (including judicial decisions) of the State of New York or the United States of America, but the inclusion of such provisions does not affect the validity as against the Transaction Parties party thereto of the Documents as a whole and the Documents contain adequate provisions for enforcing payment of the obligations governed thereby and otherwise for the practical realization of the principal benefits provided by the Documents, in each case subject to the other qualifications contained in this letter.

(B)      We express no opinion as to the enforceability of any provision in the Documents:

(i)        providing that any person or entity may sell or otherwise dispose of, or purchase, any collateral subject thereto, or enforce any other right or remedy thereunder (including without limitation any self-help or taking-possession remedy), except in compliance with the NY UCC and other applicable laws;

To the Banks, the Issuing Bank and the Administrative Agent
April 12, 2010

(ii)        establishing standards for the performance of the obligations of good faith, diligence, reasonableness and care prescribed by the NY UCC or of any of the rights or duties referred to in Section 9-603 of the NY UCC;

(iii)       relating to indemnification, contribution or exculpation in connection with violations of any securities laws or statutory duties or public policy, or in connection with willful, reckless or unlawful acts or gross negligence of the indemnified or exculpated party or the party receiving contribution;

(iv)       providing that any person or entity may exercise set-off rights other than with notice and otherwise in accordance with and pursuant to applicable law;

(v)        relating to choice of governing law to the extent that the  enforceability of any such provision is to be determined by any court other than a court of the State of New York or may be subject to constitutional limitations;

(vi)       waiving any rights to trial by jury;

(vii)      purporting to confer, or constituting an agreement with respect to, subject matter jurisdiction of United States federal courts to adjudicate any matter;

(viii)     purporting to create a trust or other fiduciary relationship;

(ix)       specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such Documents;

(x)        giving any person or entity the power to accelerate obligations or to foreclose upon collateral without any notice to the obligor;

(xi)       providing for the performance by any guarantor of any of the nonmonetary obligations of any person or entity not controlled by such guarantor;

(xii)      granting or purporting to create a power of attorney, and we express no opinion as to the effectiveness of any power of attorney granted or purported to be created under any Document;

(xiii)     providing for restraints on alienation of property and purporting to render transfers of such property void and of no effect or prohibiting or restricting the assignment or transfer of property or rights to the extent that any such prohibition or restriction is ineffective pursuant to Sections 9-406 through 9-409 of the NY UCC; or

(xiv)     providing for liquidated damages, make-whole or other prepayment premiums or similar payments, default interest rates, late charges or other economic

To the Banks, the Issuing Bank and the Administrative Agent
April 12, 2010

remedies to the extent a court were to determine that any such economic remedy is not reasonable and therefore constitutes a penalty.

(C)      Our opinions as to enforceability are subject to the effect of generally applicable rules of law that:

(i)         provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected; and

(ii)        may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, or that permit a court to reserve to itself a decision as to whether any provision of any agreement is severable.

(D)      We express no opinion as to the enforceability of any purported waiver, release, variation, disclaimer, consent or other agreement to similar effect (all of the foregoing, collectively, a “Waiver”) by any Transaction Party under any of the Documents to the extent limited by Sections 1-102(3), 9-602 or 9-624 of the NY UCC or other provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty or defense or a ground for, or a circumstance that would operate as, a discharge or release otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under and is not prohibited by or void or invalid under Section 9-602 or 9-624 of the NY UCC or other provisions of applicable law (including judicial decisions).

(E)      Our opinions in paragraphs (f), (g), (h), and (i) are subject to the following assumptions, qualifications and limitations:

(i)         Any security interest in the proceeds of collateral is subject in all respects to the limitations set forth in Section 9-315 of the NY UCC.

(ii)        We express no opinion as to the nature or extent of the rights, or the power to transfer rights, of any Transaction Party in, or title of any Transaction Party to, any collateral under any of the Documents, or property purporting to constitute such collateral, or the value, validity or effectiveness for any purpose of any such collateral or purported collateral, and we have assumed that each Transaction Party has sufficient rights in, or power to transfer rights in, all such collateral or purported collateral for the security interests provided for under the Documents to attach.

(iii)       We express no opinion as to the priority of any pledge, security interest, assignment for security, lien or other encumbrance, as the case may be, that may be created or purported to be created under the Documents.  Other than as expressly noted in paragraphs (g), (h), and (i) above, we express no opinion as to the perfection of, and other than as expressly noted in paragraphs (f), (h), and (i) above, we express no opinion as to

To the Banks, the Issuing Bank and the Administrative Agent
April 12, 2010

the creation, validity or enforceability of, any pledge, security interest, assignment for security, lien or other encumbrance, as the case may be, that may be created or purported to be created under the Documents.

(iv)       In the case of property that becomes collateral under the Documents after the date hereof, Section 552 of the United States Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the United States Bankruptcy Code may be subject to a lien arising from a security agreement entered into by the debtor before the commencement of such case.

(v)        We express no opinion as to the enforceability of the security interests under the Documents in any item of collateral subject to any restriction on or prohibition against transfer contained in or otherwise applicable to such item of collateral or any contract, agreement, license, permit, security, instrument or document constituting, evidencing or relating to such item, except to the extent that any such restriction is rendered ineffective pursuant to any of Section 9-401 or Sections 9-406 through 9-409, inclusive, of the NY UCC.

(vi)       We call to your attention that Article 9 of the Del. UCC requires the filing of continuation statements within the period of six months prior to the expiration of five years from the date of original filing of financing statements under the Del. UCC in order to maintain the effectiveness of such financing statements and that additional financing statements may be required to be filed to maintain the perfection of security interests if the debtor granting such security interests makes certain changes to its name, or changes its location (including through a change in its jurisdiction of organization) or the location of certain types of collateral, all as provided in the Del. UCC.

(vii)      We call to your attention that an obligor (as defined in the NY UCC) other than a debtor may have rights under Part 6 of Article 9 of the NY UCC.

(viii)     With respect to our opinions above as to the perfection of a security interest in the Article 9 Collateral through the filing of a financing statement, we express no opinion with respect to the perfection of any such security interest in any Article 9 Collateral constituting timber to be cut, as extracted collateral, cooperative interests, or property described in Section 9-311(a) of the Del. UCC (including, without limitation, property subject to a certificate-of-title statute), and we express no opinion with respect to the effectiveness of any financing statement filed or purported to be filed as a fixture filing.

(ix)        We express no opinion as to the effectiveness of Section 2 of the Security Agreement for purposes of Sections 9-108 and 9-203 of the NY UCC regarding the description of the Article 9 Collateral.

To the Banks, the Issuing Bank and the Administrative Agent
April 12, 2010

(x)        We have assumed that each Transaction Party is organized solely under the laws of the state identified as such Transaction Party’s jurisdiction of organization in the Certified Organizational Document of and Good Standing Certificate for such Transaction Party.

(xi)       We assume the “instruments” described in our opinion in paragraph (h) above constitute “instruments” and not “securities” under the NY UCC.

(F)      The opinions set forth in paragraph (i) above are subject to the following additional assumptions, qualifications and limitations:

(i)         We call to your attention that under the NY UCC actions taken by the Intermediary or the Administrative Agent (including amending any agreement relating to the Collateral Account in a manner that either (1) eliminates or changes the basis for the Administrative Agent 's “control” over the Collateral Account, (2) changes the identity of the Intermediary's customer with respect to the Collateral Account or (3) changes the law governing the Collateral Account) may adversely affect the security interest of the Administrative Agent, and we express no opinion as to the effect of any of the foregoing on the opinions expressed herein.

(ii)        We have assumed that the Collateral Account has been established and will be maintained in the manner set forth herein and in the Cash Collateral Agreement (including, without limitation, as to the identity of the Intermediary's customer) and is and will remain a “securities account” within the meaning of the NY UCC.

(G)      For purposes of our opinions in paragraphs (a) and (b) above insofar as they relate to the Company, SunPower North America and SunPower Systems, we have assumed that the Company’s, SunPower North America’s and SunPower Systems’ obligations under the Documents are, and would be deemed by a court of competent jurisdiction to be, necessary or convenient to the conduct, promotion or attainment of the Company’s, SunPower North America’s and SunPower Systems’ business.

(H)      To the extent it may be relevant to the opinions expressed herein, we have assumed that the parties to the Documents (other than the Transaction Parties) have the power to enter into and perform such documents and to consummate the transactions contemplated thereby and that such documents have been duly authorized, executed and delivered by, and constitute legal, valid and binding obligations of, such parties.

(I)       For purposes of the opinions set forth in paragraph (d) above, we have assumed that (i) neither the Administrative Agent nor any of the Banks has or will have the benefit of any agreement or arrangement (excluding the Documents) pursuant to which any extensions of credit to any Transaction Party are directly or indirectly secured by "margin stock" (as defined under the Margin Regulations), (ii) neither the Administrative Agent nor any of the Banks nor any of their respective affiliates has extended or will extend any other credit to any Transaction

To the Banks, the Issuing Bank and the Administrative Agent
April 12, 2010

Party directly or indirectly secured by margin stock, and (iii) neither the Administrative Agent nor any of the Banks has relied or will rely upon any margin stock as collateral in extending or maintaining any extensions of credit pursuant to the Letter of Credit Agreement, as to which we express no opinion.

 (J)      We express no opinion as to the application of, and our opinions above are subject to the effect, if any, of, any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation or preferential transfer law.

(K)      The opinions expressed herein are limited to (i) the federal laws of the United States of America and the laws of the State of New York and, (ii) to the extent relevant to the opinions expressed in paragraphs (a) and (b) above, the General Corporation Law and the Limited Liability Company Act of the State of Delaware and (iii) to the extent relevant to the opinion expressed in paragraph (g) above, the Del. UCC, in each case as currently in effect.  Our opinions in paragraphs (f) and (i) above are limited to Article 9 of the NY UCC, and therefore those opinion paragraphs do not address (i) laws of jurisdictions other than New York, and laws of New York except for Articles 8 and 9 of the NY UCC, and (ii) collateral of a type not subject to Article 9 of the NY UCC, and (iii) under the choice of law rules of the NY UCC with respect to the law governing perfection and priority of security interests, what law governs perfection and/or priority of the security interests granted in the collateral covered by this opinion letter.

Our opinions as to any matters governed by the Del. UCC are based solely upon our review of the Del. UCC as published in Delaware Code Annotated Title 6 § 9-101 et seq., without any review or consideration of any decisions or opinions of courts or other adjudicative bodies or governmental authorities of the State of Delaware, whether or not reported or summarized in the foregoing publication.

(L)      Our opinions are limited to those expressly set forth herein, and we express no opinions by implication.  This opinion letter speaks only as of the date hereof and we have no responsibility or obligation to update this opinion letter, to consider its applicability or correctness to any person or entity other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware.

(M)     The opinions expressed herein are solely for the benefit of the addressees hereof and of any other person or entity becoming a Bank, an Issuing Bank, or Administrative Agent under the Letter of Credit Agreement, in each case above, and your assignees referred to below in connection with the transaction referred to herein and may not be relied on by such addressees or such other persons or entities for any other purpose or in any manner or for any purpose by any other person or entity.  At your request, we hereby consent to reliance hereon by any future assignee of your interest in the LOCs under the Letter of Credit Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of Section 9.07 of the Letter of Credit Agreement, on the condition and understanding that (i) this opinion letter speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this opinion letter, to consider its applicability or correctness to any person or entity other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware and (iii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.

Very truly yours,

JONES DAY

Exhibit A-1

SUNPOWER CORPORATION

OFFICER’S CERTIFICATE

Exhibit A-1

Exhibit A-2

SUNPOWER NORTH AMERICA, LLC

OFFICER’S CERTIFICATE

Exhibit A-2

Exhibit A-3

SUNPOWER CORPORATION, SYSTEMS

OFFICER’S CERTIFICATE

Exhibit A-3

Exhibit B

COPIES OF DELAWARE FINANCING STATEMENTS

Exhibit B

EXHIBIT D

[FORM OF]
ADHERENCE AGREEMENT

ADHERENCE AGREEMENT (this "Agreement") dated as of _________ among ___________, a ___________, which is a new Subsidiary Applicant (the "New Subsidiary Applicant"), SunPower Corporation, a Delaware corporation, the direct or indirect parent of the New Subsidiary Applicant (the "Company"), and the Administrative Agent, the Issuing Bank, and the other Banks party to the Facility Agreement referred to below.

Reference is made to the Letter of Credit Facility Agreement dated as of April 12, 2010 among the Company, the Subsidiary Guarantors, the Subsidiary Applicants parties thereto from time to time, the Banks party thereto from time to time, and Deutsche Bank AG New York Branch, as Issuing Bank and as Administrative Agent (as amended, supplemented, or otherwise modified from time to time, the "Facility Agreement").  Unless the context requires otherwise, terms used herein as defined terms and not otherwise defined herein shall have the meanings given thereto in the Facility Agreement.

Section 2.16 of the Facility Agreement provides that, subject to the satisfaction of certain conditions, the undersigned New Subsidiary Applicant may become a party to, and a "Subsidiary Applicant" under, the Facility Agreement by entering into an agreement in the form of this Agreement.

Accordingly, and for other good and lawful consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           In accordance with Section 2.16 of the Facility Agreement, the New Subsidiary Applicant by its signature below becomes a "Subsidiary Applicant" under the Facility Agreement with the same force and effect as if originally named therein as a Subsidiary Applicant.  The New Subsidiary Applicant hereby (a) agrees to all of the terms and provisions of the Facility Agreement applicable to it as a Subsidiary Applicant thereunder and (b) represents and warrants that it satisfies all of the requirements under the Facility Agreement for becoming a Subsidiary Applicant and that the representations and warranties relating to it contained in the Facility Agreement are true and correct in all material respects on and as of the date hereof (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date).  The Facility Agreement is hereby incorporated herein by reference.

2.           Hereinafter, each reference to the "Subsidiary Applicants" in the Facility Agreement shall be deemed to include the New Subsidiary Applicant until such time as the Company executes and delivers to the Administrative Agent a notice of termination in substantially the form of Annex A hereto or such other form acceptable to the Administrative Agent (a "Notice of Termination"), whereupon the New Subsidiary Applicant shall cease to be a Subsidiary Applicant.  Notwithstanding the preceding sentence, no such Notice of Termination will become effective at a time when any Obligations of the New Subsidiary Applicant shall be outstanding thereunder or any LOC issued at the request of the New Subsidiary Applicant shall be outstanding (which shall not have been cash collateralized in a manner satisfactory to the Administrative Agent and the Issuing Bank in their sole discretion); provided that such Notice of Termination shall be effective to terminate the New Subsidiary Applicant's right to request LOCs under the Facility Agreement.

3.           Each of the New Subsidiary Applicant and the Company represents and warrants to the Administrative Agent, the Issuing Bank, and the other Banks that this Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally.

4.           Each of the New Subsidiary Applicant and the Company represents and warrants that no Default or Event of Default has occurred and is continuing immediately after giving effect to the execution and delivery of this Agreement.

5.           This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute but one agreement.  This Agreement shall become effective when the Administrative Agent shall have received counterparts of this Agreement that bear the signatures of the New Subsidiary Applicant, the Company, the Administrative Agent, the Issuing Bank, and the other Banks.  Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

6.           Each of the New Subsidiary Applicant and the Company agrees to furnish to the Administrative Agent such information as the Administrative Agent, the Issuing Bank, or any other Bank shall reasonably request in connection with the New Subsidiary Applicant or the Company.

7.           Except as expressly supplemented hereby, the Facility Agreement shall remain in full force and effect.

8.           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9.           If any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in any other Loan Document shall not in any way be affected or impaired.

10.         All communications and notices hereunder shall be in writing and given as provided in Section 9.02 of the Facility Agreement.  All communications and notices hereunder to the New Subsidiary Applicant shall be given to it at the address set forth under its signature hereto.

11.         Neither this Agreement nor any provision hereof may be waived, amended, or modified except as provided in Section 9.01 of the Facility Agreement.

12.         The New Subsidiary Applicant agrees to reimburse the Administrative Agent and the Issuing Bank for their reasonable expenses incurred in connection with this Agreement, including the reasonable fees, disbursements, and other charges of counsel.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Adherence Agreement to be duly executed and delivered as of the day and year first above written.

Address:	[NEW SUBSIDIARY APPLICANT]

By:
Name:
Title:

SUNPOWER CORPORATION

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, individually, as Administrative Agent, and as Issuing Bank

By:
Name:
Title:

By:
Name:
Title:

[OTHER BANKS]

By:
Name:
Title:

Annex A to Adherence Agreement

[FORM OF]

NOTICE OF TERMINATION

Reference is made to (a) the Letter of Credit Facility Agreement dated as of April 12, 2010 among SunPower Corporation (the "Company"), the Subsidiary Guarantors, the Subsidiary Applicants parties thereto from time to time, the Banks party thereto from time to time, and Deutsche Bank AG New York Branch, as Issuing Bank and as Administrative Agent, and the other parties thereto from time to time (as amended, supplemented, or otherwise modified from time to time, the "Facility Agreement") and (b) the Adherence Agreement dated as of [_________] among [__________, a ___________] (the "Terminating Subsidiary Applicant"), the Company, the Administrative Agent, the Issuing Bank, and the other Banks, (as amended, supplemented, or otherwise modified from time to time, the "Adherence Agreement").  Unless the context requires otherwise, terms used herein as defined terms and not otherwise defined herein shall have the meanings given thereto in the Facility Agreement.

The Company hereby notifies the Administrative Agent that the Terminating Subsidiary Applicant shall no longer be a "Subsidiary Applicant", or otherwise have the right to request LOCs, under the Facility Agreement.

The Company acknowledges and agrees that this Notice of Termination will not become effective until such time as all Obligations of the New Subsidiary Applicant shall have been paid in full in cash and all LOCs issued at the request of the New Subsidiary Applicant shall have expired without any pending drawing or terminated or shall have been cash collateralized in a manner satisfactory to the Administrative Agent and the Issuing Bank in their sole discretion; provided that this Notice of Termination shall be effective as of the date hereof to terminate the New Subsidiary Applicant's right to request LOCs under the Facility Agreement.

[COMPANY]

By:
Name:
Title:

EXHIBIT E

[FORM OF]

CASH COLLATERAL AGREEMENT

[separately filed with the Securities and Exchange Commission]

EXHIBIT F

[FORM OF]
COMMITMENT INCREASE REQUEST

Date:__________________

Deutsche Bank AG New York Branch,
as Administrative Agent
225 Franklin Street, 24th Floor
Boston, MA 02110
Attention: Mr. David Dickinson
Telecopy No.: 617-217-6300

Ladies and Gentlemen:

Reference is hereby made to the Letter of Credit Facility Agreement dated as of April 12, 2010 (as the same may be amended, supplemented, or otherwise modified from time to time, the "Agreement") by and among SunPower Corporation, a Delaware corporation (the "Company"), the Subsidiary Guarantors, the Subsidiary Applicants parties thereto from time to time, the Banks parties thereto from time to time, and Deutsche Bank AG New York Branch, as Issuing Bank and as Administrative Agent.  All capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

The Company hereby requests the following increase of the aggregate Commitment Amounts pursuant to Section 2.04(b) of the Agreement:

(a)	Aggregate Commitment Amounts prior to this Notice:	$

(b)	Amount of Requested Increase	$
(must be a multiple of $1,000,000 and not less than $25,000,000)

(c)	Aggregate Commitment Amounts after Requested Increase:	$
(must not exceed $400,000,000)

As of the date hereof, the Applicants satisfy all of the conditions under the Credit Agreement for such an increase in the aggregate Commitment Amounts.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO COMMITMENT INCREASE REQUEST]

Very truly yours,

SUNPOWER CORPORATION, a Delaware corporation

By:
Name:
Title:

CC: Deutsche Bank Trust Company Americas
60 Wall Street, 9th Floor, Room 0938
New York, NY 10005
Attention:  Mr. Everardus Rozing
Telecopy No.:  212-797-0403

EXHIBIT G

[FORM OF]
SECURITY AGREEMENT

[separately filed with the Securities and Exchange Commission]

EXHIBIT H

[FORM OF]
ISSUING BANK JOINDER AGREEMENT

ISSUING BANK JOINDER AGREEMENT, dated as of __________, 20__ (as it may be amended, supplemented or otherwise modified from time to time, this "Agreement"), among SUNPOWER CORPORATION, a Delaware corporation (the "Company"), DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent (in such capacity, the "Administrative Agent"), and [___________], as an additional Issuing Bank (the "Additional Issuing Bank").

Reference is made to the Letter of Credit Facility Agreement dated as of April 12, 2010 among the Company, the Subsidiary Guarantors, the Subsidiary Applicants parties thereto from time to time, the Banks parties thereto from time to time, and Deutsche Bank AG New York Branch, as Issuing Bank and as Administrative Agent (as it may be amended, supplemented or otherwise modified from time to time, the "Facility Agreement").  Unless the context requires otherwise, terms used herein as defined terms and not otherwise defined herein shall have the meanings given thereto in the Facility Agreement.

Pursuant to Section 2.13(f) of the Facility Agreement, the Company desires to designate the Additional Issuing Bank as an "Issuing Bank" under the Facility Agreement.

Accordingly, and for other good and lawful consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.      In accordance with Section 2.13(f) of the Facility Agreement, the Additional Issuing Bank, the Company, and the Administrative Agent hereby agree that, from and after the date hereof, the Additional Issuing Bank shall be an "Issuing Bank" under the Facility Agreement.

2.      The Additional Issuing Bank (a) represents and warrants to the Company and the Administrative Agent that (i) it has full power and authority to execute and deliver this Agreement and that this Agreement has been duly authorized, executed and delivered by it and constitutes a valid and legally binding agreement, enforceable in accordance with its terms, and (ii) there is no provision of law, statute, regulation, rule, order, injunction, decree, writ or judgment, no provision of its organizational documents and no provision of any mortgage, indenture, contract or agreement binding on it or affecting its properties, which would prohibit, conflict with or in any way prevent its execution, delivery, or performance of the terms of this Agreement; (b) confirms that it has received a copy of the Facility Agreement and the other Loan Documents and such other documents and information as it has deemed appropriate to make its own decision to enter into this Agreement and become a party to the Facility Agreement; and (c) agrees that it will be bound by the provisions of, and will perform in accordance with their terms all of the obligations which by the terms of the Facility Agreement or any other Loan Document are required to be performed by it as an Issuing Bank.

3.      The Company represents and warrants to the Administrative Agent that (a) it has full power and authority to execute and deliver this Agreement and that this Agreement has been duly authorized, executed and delivered by it and constitutes a valid and legally binding agreement, enforceable in accordance with its terms, and (b) there is no provision of law, statute, regulation, rule, order, injunction, decree, writ or judgment, no provision of its organizational documents and no provision of any mortgage, indenture, contract or agreement binding on it or affecting its properties, which would prohibit, conflict with or in any way prevent its execution, delivery, or performance of the terms of this Agreement.

4.      The Company represents and warrants that no Default or Event of Default has occurred and is continuing immediately after giving effect to the execution and delivery of this Agreement.

5.      This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute but one agreement.  This Agreement shall become effective when the Administrative Agent shall have received counterparts of this Agreement that bear the signatures of the Additional Issuing Bank, the Company, and the Administrative Agent.  Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

6.      Each of the Additional Issuing Bank and the Company agrees to furnish to the Administrative Agent such information as the Administrative Agent shall reasonably request in connection with the Additional Issuing Bank or the Company.

7.      Except as expressly supplemented hereby, the Facility Agreement shall remain in full force and effect.

8.      THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9.      If any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in any other Loan Document shall not in any way be affected or impaired.

10.    All communications and notices hereunder shall be in writing and given as provided in Section 9.02 of the Facility Agreement.  All communications and notices hereunder to the Additional Issuing Bank shall be given to it at the address set forth under its signature hereto.

11.    Neither this Agreement nor any provision hereof may be waived, amended, or modified except as provided in Section 9.01 of the Facility Agreement.

12.    The Company agrees to reimburse the Administrative Agent for its reasonable expenses incurred in connection with this Agreement, including the reasonable fees, disbursements, and other charges of counsel.

[SIGNATURE PAGE FOLLOWS]

3

IN WITNESS WHEREOF, each of the undersigned has duly executed and delivered this Issuing Bank Joinder Agreement as of ___________, 20__.

Address:	[NEW ADDITIONAL ISSUING BANK]

By:
Name:
Title:

SUNPOWER CORPORATION

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title: